MARKET AND INDUSTRY DATA

This offering circular contains estimates and projections regarding market data, which are based on data from the: Energy Information Administration (EIA) and Commodity Systems Inc. (CSI) and the Chicago Board of Trade. In each case, we believe these estimates and projections are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. In addition, projections are often wrong. As a result, you should be aware that market data set forth herein, and estimates, projections and beliefs based on such data, may not be reliable.

NOTICE TO INVESTORS

Because of the following restrictions, you are advised to consult legal counsel prior to making any offer, resale, pledge or other transfer of the Notes offered hereby.

Each purchaser of the Notes offered hereby will be deemed to have represented and agreed as follows (terms used herein that are defined in Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”) are used herein as defined therein):

(1) You (A) (i) are a qualified institutional buyer, (ii) are aware that the sale of the Notes to you is being made in reliance on Rule 144A and (iii) are acquiring such Notes for your own account or for the account of a qualified institutional buyer, as the case may be, or (B) are not a U.S. person, as such term is defined in Rule 902 under the Securities Act, and are purchasing the Notes in accordance with Regulation S.

(2) You understand that the Notes have not been registered under the Securities Act and may not be reoffered, resold, pledged or otherwise transferred except (A) (i) to a person who you reasonably believe is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act or (v) pursuant to an effective registration statement under the Securities Act and (B) in accordance with all applicable securities laws of the states of the United States.

(3) The Notes will bear a legend to the following effect, unless Titan International, Inc. determines otherwise in compliance with applicable law:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

The Notes will be available only in book-entry form. The Notes will be issued in the form of one or more global notes bearing the legends set forth above.

INCORPORATION BY REFERENCE AND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or through our website at www.titan-intl.com. We have not incorporated by reference into this offering circular the information included on or linked from our website, and you should not consider it to be part of this offering circular.

We have filed the following documents with the SEC, and these documents are incorporated in this offering circular by reference:

•	The information found in our Annual Report on Form 10-K for the year ended December 31, 2005 under the sections titled “Management’s Discussion & Analysis of Financial Condition and Results of Operations,” “Properties” and “Legal Proceedings”;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

•	Our current reports on Form 8-K filed on December 28, 2005 (as amended on February 22, 2006) and August 1, 2006 (as amended on October 13, 2006); and

•	Proxy Statement filed on March 30, 2006.

All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this offering circular and prior to termination of the offering of the Notes will be incorporated by reference and be a part of this offering circular from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K). Any statement contained in a document incorporated by reference in this offering circular shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this offering circular modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

You may request a copy of these filings at no cost, by writing or telephoning Titan International, Inc. at 2701 Spruce Street, Quincy, IL 62301, Attention: Investor Relations; telephone: (217) 228-6011.

If at any time during the two-year period following the later of the date of original issue of the Notes and the date of issue with respect to additional Notes, if any, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of Notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 in order to permit compliance with Rule 144A in connection with resales of such Notes.

You should rely only on the information provided or specifically incorporated by reference in this offering circular. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this offering circular.

SEC REVIEW

In the course of the review by the Securities and Exchange Commission, which we refer to in this offering circular as the “SEC,” of the registration statement for the exchange offer to be made relating to the Notes, we may be required to make changes or additions to the description of our business and other information and financial data included in this offering circular. Any such modification or reformulation may be significant.

When we file the exchange offer with the SEC, we do not intend to present the data in footnotes (a) (b) and (c) to the “Summary Historical and Pro Forma Financial and Other Data.” That data can be used to estimate our EBITDA for the twelve months ended September 30, 2006. However, it is based on estimates and interpolations. While we believe it may be useful for gauging our ability to service our debt in the future, we will not present it in our exchange offer. We also do not intend to present Adjusted EBITDA in the Exchange Offer we file with the SEC. In addition, the financial statements included in this offering circular do not contain financial data relating to our guarantor and non guarantor subsidiaries, which will be required in the registration statement we have agreed to file with the SEC.

FORWARD-LOOKING STATEMENTS

This offering circular includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will,” “would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements appear in a number of places throughout this offering circular and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements in this offering circular. In addition, even if our historical or future results of operations, financial condition and liquidity and the development of the industries in which we operate are consistent with the forward-looking statements contained in this offering circular, those results or developments may not be indicative of results or developments in other future periods.

See “Risk Factors” beginning on page 12 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and other risk factors described in this offering circular are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could harm our results. Given these uncertainties and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this offering circular to reflect future results, events or developments. Important factors that could cause our actual results from operations, financial condition and liquidity and the development of the industries in which we operate to differ materially from those made in or suggested by such forward-looking statements include, but are not limited to, those contained under “Risk Factors” and elsewhere in this offering circular, including the documents incorporated by reference herein, and the following:

•	the cyclical nature of the industries in which we operate including the factors that have led to recent corn prices;

•	our concentrated customer base;

•	substantial competition from international and domestic companies;

•	unanticipated losses related to acquisitions or investments;

•	failure to maintain satisfactory labor relations;

•	price fluctuations of key commodities;

•	our reliance on a limited number of suppliers;

•	unfavorable outcomes of legal proceedings;

•	costs related to compliance with corporate governance requirements;

•	limitations on our financial and operating flexibility as a result of our significant interest expense compared to our cash flows; and

•	restrictions on our ability to pursue our business strategies or repay our indebtedness as a result of restrictive covenants in our credit facility and the indenture.

OFFERING CIRCULAR SUMMARY

The following summary is qualified in its entirety by the detailed information and our Consolidated Financial Statements, including the Notes thereto, included elsewhere or incorporated by reference in this Offering Circular, particularly the Risk Factors. In this offering circular, “Titan,” “Company,” “we,” “us” and “our” refer to Titan International, Inc. and its subsidiaries on a consolidated basis, except as otherwise indicated.

Our Company

We are a leading global manufacturer of steel wheels and tires for off-highway vehicles used in the agricultural, earthmoving/construction, military and consumer products (including recreational trailers, all terrain vehicles (“ATVs”) and grounds care vehicles) markets. We generally manufacture the wheels and tires for these vehicles and provide the value-added service of selling a complete wheel and tire assembly. We offer thousands of products that are manufactured in relatively short production runs and must meet Original Equipment Manufacturers’ (“OEM”) specifications. Our net sales for 2005 and our pro forma net sales for the nine months ended September 30, 2006 were approximately $470 million and $596 million, respectively. We have three operating segments: Agricultural, Earthmoving/Construction and Consumer.

Our Agricultural segment accounted for 64% of revenue for the nine months ended September 30, 2006. Our agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and our own distribution centers. The wheels and rims range in diameter from 9” to 54” with the 54” diameter being the largest agricultural wheel manufactured in North America. Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing us to offer a broad line of product models to meet customer specifications. Our agricultural tires range from 8” to 85” in diameter and from 4.8” to 44” in width. We also offer the added value of delivering a complete wheel and tire assembly to customers in the agricultural market.

Our Earthmoving/Construction segment accounted for 23% of revenue for the nine months ended September 30, 2006. We manufacture rims and wheels for various types of earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, load transporters, haul trucks and backhoe loaders. We provide customers with a broad range of earthmoving/construction wheels ranging in diameter from 20” to 63”, in width from 8” to 60” and in weight from 125 pounds to 7,000 pounds. The 63” diameter wheel is the largest manufactured in North America for the earthmoving/construction market. We sell our wheels and tires to both the OEM and Aftermarket segments. We also offer the added value of a complete wheel and tire assembly in the earthmoving/construction market.

Our Consumer segment accounted for 13% of revenue for the nine months ended September 30, 2006. We build a variety of products for all-terrain vehicles (ATV), turf, golf and trailer applications. Consumer wheels and rims range from 8” to 16” in diameter. Recently, ATV tires using the new stripwinding manufacturing process have been introduced to the marketplace. For the domestic boat, recreational and utility trailers markets, we provide wheels and tires and assemble brakes, actuators and components. We also offer the value-added service of a complete wheel and tire assembly in the consumer market.

Our major OEM customers include Deere & Company (“Deere”), CNH Global N.V. (“CNH”), AGCO Corporation, Kubota Corporation and Caterpillar Inc. (“CAT”). In addition, we continue to expand our sales of wheels and tires to the aftermarket, where product demand tends to be less cyclical than in the OEM market. We distribute our tire products in the aftermarket primarily through a network of independent distributors and also through our own distribution centers. This distribution network enables us to service markets not otherwise accessible through our traditional OEM marketing channels.

Our Customer End Markets

Our end-use markets include agricultural equipment, mining equipment, construction equipment, military vehicles, ATVs and other recreational vehicles.

The demand and growth rates for our products are influenced by the end industries of our customers. We believe that the majority of the wheels in our industry are sold through the OEM channel with a modest portion sold to the aftermarket. We believe approximately two-thirds of tires in our industry are sold through the aftermarket channel and the remaining one-third are sold to OEMs.

The largest portion of our sales is to the agricultural equipment sector. Of our sales for the nine months ended September 30, 2006, 64% were to the Agricultural segment. Our products are sold directly to OEMs, independent distributors, equipment dealers, and through distribution centers. Growth in this market is largely driven by:

•	Crop yields and prices of corn, soybean, wheat and livestock feed (these directly influence farm income which is the strongest determinant of farm equipment purchases)

•	The number of small tractors in service

•	Favorable tax depreciation provisions for farmers

•	Favorable financing terms given by OEMs

•	Government subsidies to farmers

•	Recent and anticipated growth of ethanol markets

Political pressures for energy independence have increased calls for greater production of bio-fuels, such as corn-based ethanol. The chart below shows that U.S. ethanol consumption (mainly ethanol produced from corn) is expected to increase significantly over the next six years. The growth rate in corn used for ethanol significantly exceeds the growth rate of demand for corn generally.

Source: Energy Information Administration (EIA), Annual Energy Review 2005

There should be strong demand for U.S. corn due to the substantial build in U.S. corn-based ethanol capacity. This strong demand has already caused corn prices to reach high levels of over $3.50 per bushel in December 2006 compared to a long-term historical average of closer to $2.20 per bushel. The chart below demonstrates the recent relative strength in corn, wheat and soybean prices, which should contribute to stronger farm incomes and greater demand for our products.

Crop Prices

Source: Commodity Systems Inc. (CSI)

Historically, crop prices have been more volatile than shown above. The price fluctuation in corn prices over the seventeen year period from 1986 through 2003, based on the Chicago Board of Trade daily futures data, has ranged from $1.43 per bushel in 1987 to $5.48 per bushel in 1996. See “Risk Factors — We operate in cyclical industries and, accordingly, our business is subject to the numerous and continuing changes in the economy.”

Of our sales for the nine months ended September 30, 2006, 23% were to the Earthmoving/Construction segment. Our sales in this segment are to mining customers, as well as the construction and military end markets. The key drivers for demand include factors affecting these industries, such as commodity prices, road construction, infrastructure, government appropriations and housing starts. Many of these factors are very sensitive to interest rate fluctuations. Higher commodity prices continue to support earthmoving and mining sales.

Of our sales for the nine months ended September 30, 2006, 13% were to the Consumer segment, which includes the all-terrain vehicle (ATV) wheel and tire market. The ATV market is expected to offer future long-term opportunities for us within the Consumer market. Many factors affect the Consumer market including weather, competitive pricing, energy prices, interest rates and consumer attitude.

Our Competition

We compete with several domestic and international companies. We believe we are a primary source of steel wheels and rims to the majority of our North American customers. Major competitors in the off-highway wheel market include GKN Wheels, Ltd., Topy Industries, Ltd., Carlisle Companies Incorporated and certain other foreign competitors. Significant competitors in the off-highway tire market include Bridgestone/Firestone, Michelin, Carlisle Companies Incorporated and certain other foreign competitors.

Our Strengths

Strong Market Position.  We have achieved strong positions for each of our major product categories. We are a leading agricultural and earthmoving/construction wheel and tire producer and manufacturer in North America. Our ability to offer a broad range of different products has increased our visibility and enhanced our ability to cross-sell our products and consolidate our market positions. Innovative marketing programs have strengthened our market image, and our wide distribution network is reaching increasing numbers of customers in the aftermarket. Years of product design and engineering experience has enabled us to improve on our existing products and develop new ones that have been well received in the marketplace. In addition, we believe that we have benefited from significant barriers to entry, such as the substantial investment necessary to replicate our manufacturing equipment and numerous tools and dies.

Long-Term Core Customer Relationships.  Our top customers, including global leaders in agricultural and earthmoving/construction manufacturing, have been purchasing wheels from us or our predecessors for many decades on average. Customers including Deere, CNH, CAT, AGCO Corporation, Kubota Corporation and the U.S. Government have helped sustain our leadership in wheel, tire and assembly innovation for new products.

Cost-Effective Manufacturing Facilities.  We believe that we enjoy low costs of production relative to the industry as a whole due to our workforce and production facilities. Our employees receive on-going training to increase their efficiency and flexibility and our maintenance program enables us to utilize our production capabilities to our advantage.

Proven Track Record of Integrating Acquired Assets.  We maintain a highly disciplined approach in evaluating prospective acquisitions, focusing on opportunities to improve and complement existing products, establishing a broader market presence and consolidating our engineering, manufacturing and marketing activities, while striving to acquire assets which have been inefficiently utilized or ineffectively managed. By integrating acquired assets with our existing operations, reducing costs of operation and achieving economies of scale, our goal is to improve earnings and cash flows of our acquired businesses. Generally, our acquisitions have allowed us to: (i) expand our market and geographic reach; (ii) enter the market for assembled wheels and tires, a market which offers more value to our customers; (iii) substantially increase our penetration of the aftermarket for tires (which is larger and less cyclical than the OEM market); (iv) improve significantly the operating efficiencies of our acquired assets and our manufacturing facilities; and (v) improve our ability to service our customers’ needs on a timely basis.

Experienced Management Team.  Our operations are led by an experienced management team with significant industry experience. Maurice Taylor, our Chairman and Chief Executive Officer, has over 20 years of experience with the Company and over 35 years of industry experience. The current management team has effectively integrated a number of acquisitions and taken actions to restructure the business to more effectively manage costs and serve our customers.

Our Strategy

Increase Aftermarket Tire Business and Private Branding Business.  We have concentrated on increasing our penetration of the tire aftermarket. The aftermarket offers higher profit margins and the tire aftermarket is larger and somewhat less cyclical than the OEM market. Additionally, we have developed a new and efficient method of private branding the sidewall of our tires for sale through OEM retail distribution networks.

Increase Sales of Combined Wheel/Tire Assemblies.  We have concentrated on increasing the number of customers who purchase wheel and tire assemblies from us, which generally offer a better value proposition to our customers. The recent Goodyear and Continental acquisitions have increased our market position in the agricultural and Earthmoving/Construction tire markets, making it easier for us to offer more customers these value-added services.

Improve Manufacturing Process and Operating Efficiencies.  We work to improve the operating efficiency of assets and manufacturing facilities. We integrate each facility’s strength, which may include transferring equipment and business to the facilities that are best equipped to handle the work. This provides capacity to increase utilization and spread operating costs over a greater volume of products. We are also continuing a comprehensive program to refurbish, modernize and enhance the computer technology of our equipment. We have centralized and streamlined inventory controls. These efforts have led to improved management of order backlogs and have substantially improved our ability to respond to customer orders on a timely basis. We also evaluate opportunities to improve our operating efficiency. We are ISO 9001 certified at all five main manufacturing facilities, evidencing our conformance to internationally recognized standards of management and quality assurance.

Improve Design Capacity and Increase New Product Development.  Equipment manufacturers constantly face changing industry dynamics. We direct our business and marketing strategy to understand and address the needs of our customers and demonstrate the advantages of our products. In particular, we often collaborate with customers in the design of new and upgraded products. We will occasionally recommend modified products to our customers based on our own market information. We test new designs and technologies and develop methods of manufacturing to improve product quality and performance. These value-added services enhance our relationships with our customers.

Explore Additional Strategic Acquisitions.  Our expertise in the manufacture of off-highway steel wheels and tires has permitted us to take advantage of opportunities to acquire businesses in the United States that complement this product line, including companies engaged in the tire market and companies that have wheel and tire assembly capabilities. In the future, we may make additional strategic acquisitions of businesses that have an off-highway focus, which could be significant.

Recent Developments

Goodyear Acquisition.  On December 28, 2005, we acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. We purchased the assets of Goodyear’s North American farm tire business for approximately $100 million in cash proceeds. The assets purchased include Goodyear’s North American plant, property and equipment located in Freeport, Illinois, and Goodyear’s North American farm tire inventory. The December 2005 Goodyear North American farm tire asset acquisition included a long-term license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America, which includes the right to use the Goodyear trademark.

The productivity obtained during the first nine months of 2006 associated with the Freeport facility is meeting our current expectations. The Freeport facility achieved a manufacturing output of approximately $38 million and $150 million of manufacturing output during the three and nine months ended September 30, 2006, respectively.

Continental Acquisition.  On July 31, 2006, we acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. We purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, and inventory and other current assets.

The productivity obtained since startup after the July 31 acquisition date associated with the Bryan facility is meeting current expectations. The Bryan facility achieved a manufacturing output of approximately $16 million of manufacturing output since startup after the July 31 acquisition date through September 30, 2006.

Termination of Cash Merger Discussions.  On October 11, 2005, we received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring us in a cash merger for $18.00 per share of our common stock. On April 12, 2006, we and One Equity announced the termination of discussions regarding the proposed cash merger. On April 17, 2006, our Board of Directors met and thanked the Special Committee, which had been formed to pursue discussions regarding One Equity’s proposed cash merger, for all their efforts expended and agreed that their Special Committee responsibilities have been completed.

Summary Historical and Pro Forma Financial and Other Data

The following table sets forth, for the periods and as of the dates indicated, our summary historical consolidated financial information. The summary historical financial data as of and for the year ended December 31, 2005, was derived from our audited consolidated financial statements. The summary historical financial data for the nine months ended September 30, 2005 and 2006, was derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) in the opinion of management for a fair presentation of the financial position and the results of operations for these periods.

The following table also sets forth our summary unaudited pro forma consolidated financial data for the nine months ended September 30, 2006. The unaudited pro forma presentation gives effect to the acquisition of the Continental Tire North America (Continental or CTNA) off-the-road (OTR) tire assets, as if the transaction had occurred on January 1, 2006. The unaudited pro forma data presented below is not necessarily indicative of either future results or the results that might have been recorded if such transaction had occurred on January 1, 2006.

The table below should be read in conjunction with the consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and related notes incorporated by reference in this offering memorandum and “Unaudited Pro Forma Financial Data” and “Selected Financial Data”, which are presented elsewhere herein.

	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2005	September 30, 2005	September 30, 2006
	Actual	Actual	Actual	Pro Forma(a,b)
	(Amounts in thousands)

Statement of Operations Data:
Net sales	$470,133	$373,550	$513,891	$596,233
Gross profit	64,210	57,556	70,636	89,749
Income from operations	11,999	29,308	33,650	48,611
(Loss) income before income taxes	(2,885)	16,583	24,473	37,685
Net Income	11,042	16,583	14,684	22,611
Other Financial Data:
Depreciation and amortization	$20,746	$15,854	$19,460	$21,986
Capital expenditures	6,752	3,083	4,844	4,844
Interest expense	8,617	6,723	11,997	14,357	(d)
Net cash provided by (used for) operating activities	22,899	35,619	(13,362)
Net cash provided by (used for) investing activities	(76,743)	(2,695)	(48,808)
Net cash provided by (used for) financing activities	53,306	(33,460)	61,859
Earnings before interest, taxes, depreciation and amortization (EBITDA) — Unaudited(c)	26,478	39,160	55,930	74,028
Adjusted EBITDA(c)	48,908	46,385	55,930	74,028

As of September 30, 2006
Actual

Balance Sheet Data:
Cash and cash equivalents	$281
Working capital	212,386
Current assets	301,613
Total assets	566,731
Long-term debt	258,590
Stockholders’ equity	186,695

(a)	Pro forma results for the trailing twelve months as of September 30, 2006, has not been provided as all information required to calculate these results was not available.

(i)	Pro forma results for the nine months ended September 30, 2006 include estimated July 2006 results for the Bryan, Ohio assets because actual results are not available. The estimated July 2006 results are based on an average for the six months ended June 30, 2006, which resulted in the following estimated amounts for July 2006: Sales — $11,763, Gross profit — $2,730, Income from operations — $2,137, and EBITDA — $2,585. However, these amounts do not represent actual results for July 2006 and are not necessarily indicative of results that will be obtained in any future month.

(ii)	Actual information for Titan International, Inc. for the three months ended December 31, 2005 was: Sales — $96,583, Gross profit — $6,654, Income from operations — $(17,309) and Adjusted EBITDA — $2,523.

(iii)	The Goodyear farm assets were acquired on December 28, 2005. No results for the Goodyear farm tire assets are available for the three months ended December 31, 2005. Carve-out results for those assets for the nine months ending September 30, 2005, are available. Using a monthly average for this period, multiplied by two and one half (to allow one half month for Holiday shutdowns) results in the following amounts for the Goodyear farm tire assets during the fourth quarter of 2005: Sales — $53,078, Gross profit — $4,654, Income from operations — $1,236 and EBITDA — $2,322. However, these amounts do not represent actual results for the three months ended December 31, 2005 and are not necessarily indicative of results that will be obtained in any future quarter.

(iv)	Pro forma results for the Bryan, Ohio assets are available for the six months ended June 30, 2006, and for the year ended December 31, 2005. There is no available breakdown between the third and fourth quarters of 2005. Assuming that the financial results were evenly distributed between the third and fourth quarters of 2005 results in the following amounts for the Bryan, Ohio assets for the three months ended December 31, 2005: Sales — $28,664, Gross profit — $6,954, Income from operations — $4,965,and EBITDA — $5,614. However, these amounts do not represent actual results for the three months ended December 31, 2005 and are not necessarily indicative of results that will be obtained in any future quarter.

(b)	Using the pro forma results for the nine months ended September 30, 2006; the actual results for Titan for the three months ended December 31, 2005; and the various assumptions noted above and in note (a) would result in the following pro forma results for the twelve months ended September 30, 2006: Sales — $774,558, Gross profit — $108,011, Income from operations — $37,503, and Adjusted EBITDA — $84,487. The pro forma is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisitions actually occurred on October 1, 2005, nor is it necessarily indicative of Titan’s future consolidated results of operations or financial position.

(c)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net earnings or to cash flows as a measure of liquidity. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA and Adjusted EBITDA are:

• EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

• although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

• EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements; and

• EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA and Adjusted EBITDA.

The following table reconciles our Adjusted EBITDA and EBITDA to net income for each period presented:

	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2005	September 30, 2005	September 30, 2006
	Actual	Actual	Actual	Pro Forma
	(Amounts in thousands)

Net Income	$11,042	$16,583	$14,684	$22,611
Interest expense	8,617	6,723	11,997	14,357
(Benefit) provision for income taxes	(13,927)	0	9,789	15,074
Depreciation and amortization	20,746	15,854	19,460	21,986

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$26,478	$39,160	$55,930	$74,028

Dyneer legal charge(i)	15,205	—	—	—
Noncash convertible debt conversion charge(ii)	7,225	7,225	—	—

Adjusted EBITDA	$48,908	$46,385	$55,930	$74,028

     _ _

(i)	We recognized this charge in connection with the judgment in the Dyneer legal case in the fourth quarter of 2005.

(ii)	In July 2005 we issued common stock in exchange for the cancellation of $33.8 million principal amount of convertible notes and took a noncash charge of $7.2 million.

(d)	Pro forma interest expense does not give effect to the issuance of the Notes and the application of proceeds thereof. Giving effect to that would increase pro forma interest expense by approximately $2 million for the nine months ended September 30, 2006.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider the risks described below as well as all the information contained in this offering circular before investing in the Notes.

Risks Related to Our Business

We operate in cyclical industries and, accordingly, our business is subject to the numerous and continuing changes in the economy.

Our sales are substantially dependent on three major industries, the agricultural equipment industry, the earthmoving/construction equipment industry (including military) and the consumer products industry (including trailers and ATVs). The business activity levels in these industries are subject to specific industry and general economic cycles. Accordingly, any downturn in these industries or general economy could materially adversely affect our business.

The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets and government policies. Recently, demand for corn has caused significantly increased corn prices, which is generally good for our business. However, corn prices are subject to a number of risks and could decrease, which could have a material adverse effect on us. Corn prices are heavily dependent on federal legislation and new legislation is expected in 2007 or 2008, with a new majority in both the House of Representatives and the Senate. Any significant changes, or the expectation of significant changes, to federal agricultural policy, could have a material adverse effect on us. Another factor which has had significant positive impact on corn prices recently is demand for ethanol. This has been driven by high oil prices and federal legislation that encourages ethanol production and imposes limits on imported corn and ethanol. Reductions in oil prices or changes in federal ethanol policy, or the expectation of changes, could have a material adverse effect on our business. In addition, the agricultural equipment industry is subject to weather risks, including drought, flood and climate risks, any of which could have a material adverse effect on us.

The earthmoving/construction industry is affected by commodity prices, the levels of government and private construction spending and replacement demand. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate changes and varies with the overall level of economic activity.

Due to capacity constraints at our Bryan, Ohio OTR tire facility, we are adding OTR tire capacity at our other tire facilities. This may have an effect on our results of operations. For example, during the end of the fourth quarter of 2006, we are moving and re-tooling some of our equipment to meet anticipated increases in demand for off the road (OTR) tires. This may decrease our gross profit (as a percent of sales) during this quarter, because labor costs that are normally dedicated to making products will instead be used for re-tooling and other purposes. As a result, this could have a negative impact on our gross profit in the fourth quarter of 2006.

Our customer base is relatively concentrated.

Our ten largest customers, which are primarily original equipment manufacturers (“OEMs”), accounted for approximately 55% and 57% of our net sales for 2005 and 2004, respectively. Net sales to Deere represented 20% and 22% of our total net sales for 2005 and 2004, respectively. Net sales to CNH represented 11% of our total net sales for each of 2005 and 2004. No other customer accounted for more than 10% of our net sales in 2005 or 2004. As a result, our business could be adversely affected if one of our larger customers reduces its purchases from us due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing or other reasons. There is also continuing pressure from the OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as us. Although we have had long-term relationships with our major customers and expect that we will be able to continue these relationships, there can be no assurance that we will be able to maintain such relationships on terms favorable to us or at all. Any failure to maintain our relationship with a leading customer could have an adverse effect on our results of operations.

We face substantial competition from international and domestic companies.

We compete with several international and domestic competitors, some of which are larger and have greater financial and marketing resources than us. We compete primarily on the basis of price, quality, customer service, design capability and delivery time. Our ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, foreign competitors in low-wage markets have a natural cost advantage over us that may enable them to offer lower prices. Certain of our OEM customers could, under certain circumstances, elect to manufacture certain of our products to meet their own requirements or to otherwise compete with us. There can be no assurance that our businesses will not be adversely affected by increased competition in the markets in which we operate or that our competitors will not develop products that are more effective or less expensive than our products or which could render certain of our products less competitive. From time to time certain of our competitors have reduced their prices in particular product categories, which has caused us to reduce our prices. There can be no assurance that in the future our competitors will not further reduce prices or that any such reductions would not have a material adverse effect on our business.

Acquisitions and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

In the last 12 months we closed two significant acquisitions. In the future we may seek to grow by making acquisitions. We are not currently engaged in any discussions regarding any potential acquisitions. However, some of the businesses that we would consider acquiring, if they become available, are quite large and could become available at any time. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may cause us to pay too much. In addition, acquisitions (including our two recent acquisitions) require significant managerial attention, which may be diverted from our other operations. Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including:

•	problems with integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships and labor agreements;

•	increased operating costs; and

•	exposure to unanticipated liabilities.

Subject to the terms of our indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. In addition, we could face financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

Our business could be negatively impacted if we fail to maintain satisfactory labor relations.

Approximately 48% of our employees in the United States are covered by three collective bargaining agreements. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be affected as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. In 1998, the employees in our Des Moines, Iowa and Natchez, Mississippi facilities went on strike for 40 and 39 months, respectively. Our three labor agreements each expire on the same date in November 2010, prior to the maturity of the Notes. The fact that these agreements all expire on the same date could increase the adverse consequences to us if we have difficulty when we negotiate new agreements in 2010. We cannot assure you that there will not be any other labor disruptions or strikes at our facilities that adversely affect our business.

We have incurred, and may incur in the future, net losses.

Although we generated net income in 2004, 2005 and the nine months ended September 30, 2006, we have incurred significant net losses previously. Reported net losses were $36.7 million, $35.9 million, and $34.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

We are exposed to price fluctuations of key commodities.

We do not generally enter into long-term commodity contracts and do not use derivative commodity instruments to hedge our exposures to commodity market price fluctuations. Therefore, we are exposed to price fluctuations of our key commodities, which consist primarily of steel and rubber which we primarily buy on the spot market. Although we attempt to pass on certain material price increases to our customers, there is no assurance that we will be able to do so in the future. Any increase in the price of steel and rubber that is not passed on to our customers could have an adverse material effect on our results of operations.

We rely on a limited number of suppliers.

We currently rely on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of our products. The loss of our key suppliers or their inability to meet our price, quality, quantity and delivery requirements could have a significant adverse impact on our results of operations.

We may be subject to claims for damages for defective products, which could adversely affect our results of operations.

We warrant our products to be free of certain defects and accordingly may be subject in the ordinary course of business to product liability or product warranty claims. Losses may result or be alleged to result from defects in our products, which could subject us to claims for damages, including consequential damages. We do not carry significant product liability insurance and we cannot assure you that any insurance we maintain will be adequate for liabilities actually incurred. Any claims relating to defective products that result in liability exceeding our insurance coverage could have a material adverse effect on our financial condition and results of operations. Further, claims of defects could result in negative publicity against us, which could adversely affect our business

We are subject to risks associated with environmental laws and regulations.

Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. Our operations entail risks in these areas, and there can be no assurance that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to investigate or remediate contamination at currently or formerly owned or operated sites.

Our revenues are seasonal due to our dependence on agricultural, earthmoving, construction and recreational industries, which are seasonal.

The agricultural, earthmoving, construction and recreational industries are seasonal, with typically lower sales during our second half of the year. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead expenses are fixed, seasonal trends can cause reductions in our quarterly profit margins and financial condition, especially during our slower periods. During certain periods of the year, OEMs may shut down production for maintenance, inventory reduction or due to labor contracts, which can affect our results.

We may be adversely affected by changes in government regulations and policies.

Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction and consumer products industries in the United States and abroad. Regulations and policies relating to the agricultural industry include those encouraging farm acreage reduction in the United States and restricting deforestation techniques. In addition, U.S. government subsidies for ethanol have significantly enhanced demand for corn in recent periods. U.S. tariffs on imported ethanol have also reduced the supply of ethanol. Both of these factors have increased U.S. corn prices, which has been good for our agricultural equipment business. Regulations and policies relating to the earthmoving/construction industry include those regarding the construction of roads, bridges and other items of infrastructure. The modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on any one or more of these industries and therefore on our business.

Our success depends on attracting and retaining key personnel and qualified employees.

Our continued success and viability are dependent, to a certain extent, upon our ability to attract and retain qualified personnel in all areas of our businesses, especially management positions. In the event we are unable to attract and retain qualified personnel, our businesses may be adversely affected. Mr. Taylor, our Chairman and Chief Executive Officer, has been instrumental in the development and implementation of our business strategy. We do not maintain key-person life insurance policies on any of our executive officers. We have outstanding agreements with certain of our executive employees selected by the board of directors, which provide that the individuals will not receive any benefits if they voluntarily leave the company. In the event of a termination of the individual’s employment after a change of control (defined generally as an acquisition of 20% or more of our outstanding voting shares), the executive is entitled to receive salary, bonus and other fringe benefits. In addition, all unvested options and certain benefits become vested. Messrs. Taylor, Rodia and Hackamack and Ms. Holley are each a party to such an agreement. The loss or interruption of the continued full-time services of any of our executive officers, including Mr. Taylor, could have a material adverse effect on our business.

Unfavorable outcomes of legal proceedings could adversely affect our financial condition and results of operations.

We are a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, we believe at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations. However, due to the uncertainties involved in litigation, we cannot anticipate or predict material adverse effects on our financial condition, cash flows or results of operations as a result of efforts to comply with, or our liabilities pertaining to, legal judgments.

We are subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect our business.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the NYSE. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. Our failure to comply with these laws, rules and regulations may materially adversely affect our reputation, financial condition and the value of our securities, including the Notes.

Risks Related to the Notes and This Offering

Our debt will result in significant interest expense compared to our cash flows, which may limit our financial and operating flexibility.

We have substantial debt. As of September 30, 2006, after giving pro forma effect to the offering of the Notes and the use of proceeds therefrom, we would have had an aggregate of approximately $282 million of debt outstanding and approximately $125 million of additional borrowing capacity under our revolving credit facility, subject to certain conditions. See “Capitalization.” We may incur additional indebtedness in the future, subject to limitations imposed by the Notes and our credit facility.

Due to our high level of debt, we have significant interest expense, which may be difficult for us to service from our net cash provided by operating activities. For the nine months ended September 30, 2006, we had pro forma interest expense of approximately $16.0 million (which is $21.3 million on an annualized basis) and capital expenditures were $4.8 million, compared to net cash (used for) operating activities of ($13.4 million). For 2005 we had net cash provided by operating activities of $22.9 million and capital expenditures of $6.8 million. For 2004, we had net cash provided by operating activities of $18.1 million and capital expenditures of $4.3 million. For 2003 we had net cash provided by operating activities of $10.4 million and capital expenditures of $14.6 million. In addition, in recent years our cash payments for taxes have been reduced as we used our net operating losses. These are substantially used now and will not be available to shelter our cash flows in the future. For the foregoing reasons, it will be difficult for us to service our debt and make capital expenditures in the future unless we increase our net cash provided by operating activities. If we are unable to service our debt, whether in the normal course of business or upon acceleration of such debt, we may be forced to pursue one or more alternative strategies, such as reducing or delaying capital expenditures or selling assets.

The degree to which we are leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of our cash flow from operations will be required to be dedicated to debt service and will not be available to us for our operations; (ii) our ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited; (iii) certain of our borrowings are and any of our new borrowings may be at variable rates of interest which could result in higher interest expense in the event of increases in interest rates; and (iv) we may be substantially more leveraged than certain of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

Restrictive covenants in our credit facility and the indenture may restrict our ability to pursue our business strategies or repay the Notes.

The indenture and our revolving credit facility will limit our ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	pay dividends and make distributions in respect of capital stock;

•	repurchase or redeem capital stock or prepay certain indebtedness;

•	make investments or certain other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	enter into transactions with our affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.

These restrictions on our management’s ability to operate our businesses could have a material adverse effect on our business. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. In addition, our senior secured credit facility requires us to meet certain financial ratios in order to draw funds.

If we default under any financing agreements, our lenders could:

•	elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

•	terminate their commitments, if any, to make further extensions of credit.

USE OF PROCEEDS

We expect that the net proceeds from this offering to be approximately $195.0 million after deducting the discount to the initial purchaser and estimated expenses related to this offering of Notes.

We intend to use the net proceeds from this offering to repay approximately $167.3 million of our revolving credit facility, approximately $12.3 million of our industrial revenue bonds and miscellaneous debt and the remainder for general corporate purposes. We anticipate paying a portion of the $12.3 million in early 2007. We borrowed under our revolving credit facility in December 2005 to fund the Goodyear acquisition and in July 2006 to fund the Continental acquisition.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006 on an actual basis and on an as-adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of the Notes in this offering and the application of the proceeds as described under “Use of Proceeds,” including the repayment of $167.3 million of our revolving credit facility. We anticipate repaying approximately $12.3 million of industrial revenue bonds and miscellaneous debt, which is reflected in the As Adjusted column below, but some of that amount will be repaid in early 2007. The information in this table should be read in conjunction with the consolidated financial statements of the Company and the accompanying notes thereto appearing in the back of this offering circular.

	As of
	September 30, 2006
		As
	Actual	Adjusted
	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$281	$15,636

Debt outstanding:
Revolving credit facility	$167,300	$0
Senior unsecured notes due 2011, offered hereby	—	200,000
Senior unsecured convertible notes	81,200	81,200
Other(1)	12,345	0

	260,845	281,200
Less: Amounts due within one year	2,255	0

Total Long-Term Debt Outstanding	$258,590	$281,200

Stockholders’ Equity:
Common stock (no par, 60,000,000 shares authorized, 30,577,356 issued)	$30	$30
Additional paid-in capital	257,027	257,027
Retained earnings	46,442	46,442
Treasury Stock (at cost, 10,819,024 shares)	(97,526)	(97,526)
Accumulated other comprehensive loss	(19,278)	(19,278)

Total Stockholders’ Equity	$186,695	$186,695

Total Capitalization	$445,285	$467,895

(1)	Consists primarily of (i) industrial revenue bonds, (ii) loans from local and state entities and (iii) other notes.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed statements of operations for the nine months ended September 30, 2006, give effect to the acquisition of the Continental Tire North America (“Continental”) off-the-road tire assets. The pro forma consolidated condensed statements of operations are presented as if the transaction had occurred on January 1, 2006.

The pro forma statements of operations were derived by adjusting our historical financial statements. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments.

The pro forma statements of operations have also been derived from Continental off-the-road tire assets historical accounting records and are presented on a carve-out basis to include the historical operations applicable to the assets we acquired in Bryan, Ohio. The historical statements of revenue and certain expenses vary from an income statement in that they do not show certain expenses that were incurred in connection with the seller’s ownership of the acquired assets, including interest, corporate expenses, and income taxes. The seller did not segregate such operating cost information related to the off-the-road tire assets for financial reporting purposes and, therefore, any pro forma allocation would not be a reliable estimate of what these costs would actually have been had the Continental off-the-road tire assets been operated as a stand alone entity or as part of our business. If it had been possible to determine and allocate such expenses, the pro forma operating and net income shown herein would have been lower.

The pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto included in the Titan International, Inc. 2005 Annual Report on Form 10-K and the September 30, 2006, Quarterly Report on Form 10-Q. Those financial statements are incorporated by reference into this Offering Circular.

The pro forma information does not give effect to the offering of the notes and the application of the proceeds thereof to repay existing debt. The offering of the notes and application of proceeds would have increased our total indebtedness by approximately $20 million and our pro forma interest expense for the nine months ended September 30, 2006 by approximately $2 million.

The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition of assets actually occurred on the date assumed nor is it necessarily indicative of our future consolidated results of operations or financial position.

PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
Nine Months Ended September 30, 2006

	Historical
	Titan -	Continental
	Nine Months	Seven Months
	Ended	Ended	Pro Forma		Pro Forma
	9/30/06	7/31/06(a)	Adjustments (b)		Titan
	(Amounts in thousands)

Net sales	$513,891	$82,342	$0		$596,233
Cost of sales	443,255	62,201	1,028	(c)	506,484

Gross profit	70,636	20,141	(1,028)		89,749
Selling, general & administrative expenses	30,312	4,152	0		34,464
Royalty expense	3,952	0	0		3,952
Idled assets marketed for sale depreciation	2,722	0	0		2,722

Income from operations	33,650	15,989	(1,028)		48,611
Interest expense	(11,997)	0	(2,360	)(d)	(14,357)
Other income	2,820	611	0		3,431

Income before income taxes	24,473	16,600	(3,388)		37,685
Provision for income taxes	9,789	0	5,285	(e)	15,074

Net income	$14,684	$16,600	$(8,673)		$22,611

(a)	Pro forma results for the nine months ended September 30, 2006 include estimated July 2006 results for the Bryan, Ohio assets, because actual results are not available. The estimated July 2006 results are based on an average for the six months ended June 30, 2006, which resulted in the following estimated amounts for July 2006: Sales — $11,763, Gross profit — $2,730, Income from operations — $2,137, and EBITDA — $2,585. However, these amounts do not represent actual results for July 2006 and are not necessarily indicative of results that will be obtained in any future month.

(b)	Pro forma adjustments related to the Pro Forma Consolidated Condensed Statements of Operations (Unaudited) have been computed assuming the acquisition of the OTR tire assets of Continental occurred as of January 1, 2006 and include adjustments which give effect to the events that are (i) directly attributable to the effects of such acquisition, (ii) expected to have a continuing impact and (iii) factually supportable.

(c)	To record the increase in depreciation and amortization between the actual depreciation and amortization recorded on the Continental off-the-road tire assets and the calculated amount if the Company had acquired these assets on January 1, 2006. The increase is the result of differing asset values and lives. The Company uses straight-line depreciation with the following lives: Buildings — 25 years; Machinery & Equipment — 10 years; Tools, Dies and Molds — 5 years.

(d)	To record the additional interest for the Continental off-the-road tire acquisition for the seven months ended July 31, 2006. Interest is calculated using a rate of 7.76% derived from the terms of the Company’s revolving credit facility, which was LIBOR plus 3% during the period. The pro forma adjustment for interest would have been approximately thirty-eight thousand dollars ($38,000) higher or lower if the interest rate had been 1/8% higher or lower.

(e)	To record income tax provision at a 40% rate, the historical provision rate.

Selected Historical Consolidated Financial and Other Data

The selected financial data presented below as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 has been derived from our consolidated financial statements, as audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The selected financial data presented below as of and for the nine months ended September 30, 2005 and 2006, has been derived from our unaudited interim consolidated financial statements. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not indicative of the results that might be expected for any other interim period or for an entire year. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, incorporated by reference in this offering memorandum.

								Nine Months Ended
	Year Ended December 31,							September 30,
	2001	2002		2003	2004	2005		2005		2006
								(Unaudited)
	(Amounts in thousands)

Statement of Operations Data:
Net sales	$457,475	$462,820		$491,672	$510,571	$470,133		$373,550		$513,891
Gross profit	18,664	29,741		29,703	79,500	64,210		57,556		70,636
(Loss) income from operations	(33,465)	(14,086)		(16,220)	33,322	11,999		29,308		33,650
(Loss) income before income taxes	(46,386)	(44,293	)(a)	(33,668)	15,215	(2,885	)(b)	16,583	(b)	24,473
Net (loss) income	(34,789)	(35,877	)(a)	(36,657)	11,107	11,042	(b)	16,583	(b)	14,684
Other Financial Data:
Depreciation and amortization	$37,263	$33,622		$32,277	$24,907	$20,746		$15,854		$19,460
Capital expenditures	11,865	9,759		14,564	4,328	6,752		3,083		4,844
Interest expense	20,919	20,565		20,231	16,159	8,617		6,723		11,997
Cash flows from operating activities	25,763	16,908		10,382	18,149	22,899		35,619		(13,362)
Cash flows from investing activities	(16,486)	(9,141)		(33,754)	62,392	(76,743)		(2,695)		(48,808)
Cash flows from financing activities	(5,610)	4,407		7,219	(85,751)	53,306		(33,460)		61,859
Earnings before interest, taxes, depreciation and amortization (EBITDA) — Unaudited(c)	11,796	9,894		18,840	56,281	26,478		39,160		55,930
Adjusted EBITDA(c)	5,821	22,270		21,547	62,923	48,908		46,385		55,930
Balance Sheet Data (end of period):
Cash and cash equivalents	$9,214	$22,049		$6,556	$1,130	$592		$594		$281
Working capital	180,684	170,263		183,971	114,898	157,984		120,133		212,386
Current assets	262,723	254,569		286,946	154,668	206,167		156,706		301,613
Total assets	568,954	531,999		523,084	354,166	440,756		336,924		566,731
Long-term debt	256,622	249,119		248,397	169,688	190,464		101,887		258,590
Stockholders’ equity	185,907	144,027		111,956	106,881	167,813		162,980		186,695

(a)	Includes loss on investments of $12.4 million ($10.0 million after taxes).

(b)	Includes noncash convertible debt conversion charge of $7.2 million.

(c)	The following table reconciles net income to EBITDA for the periods indicated:

						Nine Months Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006
						(Unaudited)
	(Amounts in thousands)

Net (loss) income	$(34,789)	$(35,877)	$(36,657)	$11,107	$11,042	$16,583	$14,684
Interest expense	20,919	20,565	20,231	16,159	8,617	6,723	11,997
(Benefit) provision for income taxes	(11,597)	(8,416)	2,989	4,108	(13,927)	0	9,789
Depreciation and amortization	37,263	33,622	32,277	24,907	20,746	15,854	19,460

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,796	$9,894	$18,840	$56,281	$26,478	$39,160	$55,930
Dyneer legal charge(i)	0	0	0	0	15,205	0	0
Goodwill impairment on Titan Europe(ii)	0	0	0	2,988	0	0	0
Noncash convertible debt conversion charge(iii)	0	0	0	0	7,225	7,225	0
Debt termination expense(iv)	0	0	0	3,654	0	0	0
Loss on investments(v)	0	12,376	2,707	0	0	0	0
(Gain) on sale of assets(vi)	(1,619)	0	0	0	0	0	0
(Gain) on early retirement of debt(vii)	(4,356)	0	0	0	0	0	0
Adjusted EBITDA	$5,821	$22,270	$21,547	$62,923	$48,908	46,385	55,930

(i)	The Company recognized this charge in connection with the Dyneer legal case in the fourth quarter of 2005.

(ii)	The Company recognized a $3.0 million goodwill impairment charge in the first quarter of 2004 on the pending sale of a majority interest in Titan Europe in accordance with the Company’s goodwill impairment policy.

(iii)	In June 2005, Titan finalized a private transaction in which the Company issued 3,022,275 shares of common stock in exchange for the cancellation of $33.8 million principal amount of the Company’s outstanding 5.25% senior convertible notes due 2009, as proposed to the Company by certain note holders. The Company recognized a noncash charge of $7.2 million in connection with this exchange in accordance with SFAS No. 84, “Induced Conversions of Convertible Debt.”

(iv)	In connection with the termination of the Company’s prior revolving loan agreement and term loan and the redemption of the 8.75% senior subordinated notes, Titan recorded expenses of $3.7 million in the third quarter of 2004. These expenses were related to the (i) redemption premium on those notes of $2.0 million, (ii) unamortized deferred financing fees of $1.5 million, and (iii) prepayment penalty of $0.2 million.

(v)	In July 2003, the Company sold its interest in Polymer Enterprises, Inc. for $4.6 million, with cash proceeds being applied to the Company’s term loan. This investment had been accounted for using the cost method. This sale resulted in a $2.7 million loss and is classified as “Loss on Investments” in the Consolidated Statements of Operations. Polymer, a privately held company in Greensburg, Pennsylvania, manufactures specialty tires and various rubber-related products for industrial applications.

The Company previously maintained financial interests in Fabrica Uruguaya de Neumaticos S.A. (FUNSA), a tire manufacturer located in Uruguay, South America. During 2002, FUNSA stopped producing tires. FUNSA’s reorganization plans were significantly hindered by economic conditions, social distress and the resultant unrest in the country of Uruguay. Therefore, the Company recorded an investment loss of $9.6 million for its FUNSA investment in the third quarter of 2002 and classified the expense in the Consolidated Statement of Operations within “Loss on investments.”

In addition, the Company maintained financial interests in AII Holding, Inc. with an original investment of $2.0 million of preferred stock, accounted for using the cost method. The privately held AII Holding, Inc. is a specialist in automated welding technology equipment located in Danville, Illinois. Based on Titan’s analysis of the financial information of AII Holding, Inc., Titan fully reserved the investment in that company in 2002. The expense of $2.8 million was recorded in the fourth quarter of 2002 and is classified on the Consolidated Statement of Operations within “Loss on investments.” The $2.8 million expense included $2.0 million for the preferred stock and $0.8 million for accrued dividends.

(vi)	Gain on sale of assets in 2001 of $1.6 million was attributed to the sale of an aircraft during the first quarter of 2001.

(vii)	The gain on early retirement of debt in 2001 of $4.4 million resulted from the early retirement of $13.3 million of the Company’s senior subordinated notes due 2007.

CUSTOMER END MARKETS

Our end-use markets include agricultural equipment, mining equipment, construction equipment, military vehicles, ATVs and other recreational vehicles.

The demand and growth rates for our products are influenced by the end industries of our customers. We believe that the majority of the wheels in our industry are sold through the OEM channel with a modest portion sold to the aftermarket. We believe approximately two-thirds of tires in our industry are sold through the aftermarket channel and the remaining one-third are sold to OEMs.

The largest portion of our sales is to the agricultural equipment sector. Of our sales for the nine months ended September 30, 2006, 64% were to the Agricultural segment. Our products are sold directly to OEMs, independent distributors, equipment dealers, and through distribution centers. Growth in this market is largely driven by:

•	Crop yields and prices of corn, soybean, wheat and livestock feed (these directly influence farm income which is the strongest determinant of farm equipment purchases)

•	The number of small tractors in service

•	Favorable tax depreciation provisions for farmers

•	Favorable financing terms given by OEMs

•	Government subsidies to farmers

•	Recent and anticipated growth of ethanol markets

Political pressures for energy independence have increased calls for greater production of bio-fuels, such as corn-based ethanol. The chart below shows that U.S. ethanol consumption (mainly ethanol produced from corn) is expected to increase significantly over the next six years. The growth rate in corn used for ethanol significantly exceeds the growth rate of demand for corn generally.

Source: Energy Information Administration (EIA), Annual Energy Review 2005

There should be strong demand for U.S. corn due to the substantial build in U.S. corn-based ethanol capacity. This strong demand has already caused corn prices to reach high levels of over $3.50 per bushel in December 2006 compared to a long-term historical average of closer to $2.20 per bushel. The chart below demonstrates the recent relative strength in corn, wheat and soybean prices, which should contribute to stronger farm incomes and greater demand for our products.

Crop Prices

Source: Commodity Systems Inc. (CSI)

Historically, crop prices have been more volatile than shown above. The price fluctuation in corn prices over the seventeen year period from 1986 through 2003, based on the Chicago Board of Trade daily futures data, has ranged from $1.43 per bushel in 1987 to $5.48 per bushel in 1996. See “Risk Factors — We operate in cyclical industries and, accordingly, our business is subject to the numerous and continuing changes in the economy.”

Of our sales for the nine months ended September 30, 2006, 23% were to the Earthmoving/Construction segment. Our sales in this segment are to mining customers, as well as the construction and military end markets. The key drivers for demand include factors affecting these industries, such as commodity prices, road construction, infrastructure, government appropriations and housing starts. Many of these factors are very sensitive to interest rate fluctuations. Higher commodity prices continue to support earthmoving and mining sales.

Of our sales for the nine months ended September 30, 2006, 13% were to the Consumer segment, which includes the all-terrain vehicle (ATV) wheel and tire market. The ATV market is expected to offer future long-term opportunities for us within the Consumer market. Many factors affect the Consumer market including weather, competitive pricing, energy prices, interest rates and consumer attitude.

BUSINESS

Introduction

We are a leading global manufacturer of steel wheels and tires for off-highway vehicles used in the agricultural, earthmoving/construction, military and consumer products (including recreational trailers, all terrain vehicles (“ATVs”) and grounds care vehicles) markets. We generally manufacture the wheels and tires for these vehicles and provide the value-added service of selling a complete wheel and tire assembly. We offer thousands of products that are manufactured in relatively short production runs and must meet Original Equipment Manufacturers’ (“OEM”) specifications. Our net sales for 2005 and our pro forma net sales for the nine months ended September 30, 2006 were approximately $470 million and $596 million, respectively. We have three operating segments: Agricultural, Earthmoving/construction and Consumer.

Our Agricultural segment accounted for 64% of revenue for the nine months ended September 30, 2006. Our agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and our own distribution centers. The wheels and rims range in diameter from 9” to 54” with the 54” diameter being the largest agricultural wheel manufactured in North America. Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing us to offer a broad line of product models to meet customer specifications. Our agricultural tires range from 8” to 85” in diameter and from 4.8” to 44” in width. We also offer the added value of delivering a complete wheel and tire assembly to customers in the agricultural market.

Our Earthmoving/Construction segment accounted for 23% of revenue for the nine months ended September 30, 2006. We manufacture rims and wheels for various types of earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, load transporters, haul trucks and backhoe loaders. We provide customers with a broad range of earthmoving/construction wheels ranging in diameter from 20” to 63”, in width from 8” to 60” and in weight from 125 pounds to 7,000 pounds. The 63” diameter wheel is the largest manufactured in North America for the earthmoving/construction market. We sell our wheels and tires to both the OEM and Aftermarket segments. We also offer the added value of a complete wheel and tire assembly in the earthmoving/construction market.

Our Consumer segment accounted for 13% of revenue for the nine months ended September 30, 2006. We build a variety of products for all-terrain vehicles (ATV), turf, golf and trailer applications. Consumer wheels and rims range from 8” to 16” in diameter. Recently, ATV tires using the new stripwinding manufacturing process have been introduced to the marketplace. For the domestic boat, recreational and utility trailers markets, we provide wheels and tires and assemble brakes, actuators and components. We also offer the value-added service of a complete wheel and tire assembly in the consumer market.

Our major OEM customers include Deere, CNH, AGCO Corporation, Kubota Corporation and CAT. In addition, we continue to expand our sales of wheels and tires to the aftermarket, where product demand tends to be less cyclical than in the OEM market. We distribute our tire products in the aftermarket primarily through a network of independent distributors and also through our own distribution centers. This distribution network enables us to service markets not otherwise accessible through our traditional OEM marketing channels.

Our Strengths

Strong Market Position

We have achieved strong positions for each of our major product categories. We are a leading agricultural and earthmoving/construction wheel and tire producer and manufacturer in North America. Our ability to offer a broad range of different products has increased our visibility and enhanced our ability to cross-sell our products and consolidate our market positions. Innovative marketing programs have strengthened our market image, and our wide distribution network is reaching increasing numbers of customers in the aftermarket. Years of product design and engineering experience has enabled us to improve on our existing products and develop new ones that have been well received in the marketplace. In addition, we believe that we have benefited from significant barriers to entry, such as the substantial investment necessary to replicate our manufacturing equipment and numerous tools and dies.

Long-Term Core Customer Relationships

Our top customers, including global leaders in agricultural and earthmoving/construction manufacturing, have been purchasing wheels from us or our predecessors for many decades on average. Customers including Deere, CNH, CAT, AGCO Corporation, Kubota Corporation and the U.S. Government have helped sustain our leadership in wheel, tire and assembly innovation for new products.

Cost-Effective Manufacturing Facilities

We believe that we enjoy low costs of production relative to the industry as a whole due to our workforce and production facilities. Our employees receive on-going training to increase their efficiency and flexibility and our maintenance program enables us to utilize our production capabilities to our advantage.

Proven Track Record of Integrating Acquired Assets

We maintain a highly disciplined approach in evaluating prospective acquisitions, focusing on opportunities to improve and complement existing products, establishing a broader market presence and consolidating our engineering, manufacturing and marketing activities, while striving to acquire assets which have been inefficiently utilized or ineffectively managed. By integrating acquired assets with our existing operations, reducing costs of operation and achieving economies of scale, our goal is to improve earnings and cash flows of our acquired businesses. Generally, our acquisitions have allowed us to: (i) expand our market and geographic reach; (ii) enter the market for assembled wheels and tires, a market which offers more value to our customers; (iii) substantially increase our penetration of the aftermarket for tires (which is larger and less cyclical than the OEM market); (iv) improve significantly the operating efficiencies of our acquired assets and our manufacturing facilities; and (v) improve our ability to service our customers’ needs on a timely basis.

Experienced Management Team

Our operations are led by an experienced management team with significant industry experience. Maurice Taylor, our Chairman and Chief Executive Officer, has over 20 years of experience with the Company and over 35 years of industry experience. The current management team has effectively integrated a number of acquisitions and taken actions to restructure the business to more effectively manage costs and serve our customers.

Our Strategy

Increase Aftermarket Tire Business and Private Branding Business

We have concentrated on increasing our penetration of the tire aftermarket. The aftermarket offers higher profit margins and the tire aftermarket is larger and somewhat less cyclical than the OEM market. Additionally, we have developed a new and efficient method of private branding the sidewall of our tires for sale through OEM retail distribution networks.

Increase Sales of Combined Wheel/Tire Assemblies

We have concentrated on increasing the number of customers who purchase wheel and tire assemblies from us, which generally offer a better value proposition to our customers. The recent Goodyear and Continental acquisitions have increased our market position in the agricultural and Earthmoving / Construction tire markets, making it easier for us to offer more customers these value-added services.

Improve Manufacturing Process and Operating Efficiencies

We work to improve the operating efficiency of assets and manufacturing facilities. We integrate each facility’s strength, which may include transferring equipment and business to the facilities that are best equipped to handle the work. This provides capacity to increase utilization and spread operating costs over a greater volume of products. We are also continuing a comprehensive program to refurbish, modernize and enhance the computer technology of our equipment. We have centralized and streamlined inventory controls. These efforts have led to improved management of order backlogs and have substantially improved our ability to respond to customer orders on a timely basis. We also evaluate opportunities to improve our operating efficiency. We are ISO 9001 certified at all five main manufacturing facilities, evidencing our conformance to internationally recognized standards of management and quality assurance.

Improve Design Capacity and Increase New Product Development

Equipment manufacturers constantly face changing industry dynamics. We direct our business and marketing strategy to understand and address the needs of our customers and demonstrate the advantages of our products. In particular, we often collaborate with customers in the design of new and upgraded products. We will occasionally recommend modified products to our customers based on our own market information. We test new designs and technologies and develop methods of manufacturing to improve product quality and performance. These value-added services enhance our relationships with our customers.

Explore Additional Strategic Acquisitions

Our expertise in the manufacture of off-highway steel wheels and tires has permitted us to take advantage of opportunities to acquire businesses in the United States that complement this product line, including companies engaged in the tire market and companies that have wheel and tire assembly capabilities. In the future, we may make additional strategic acquisitions of businesses that have an off-highway focus, which could be significant.

Acquisition of Goodyear’s North American Farm Tire Assets

On December 28, 2005, Titan Tire Corporation, our subsidiary, acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. Titan Tire purchased the assets of Goodyear’s North American farm tire business for approximately $100 million in cash proceeds. The assets purchased include Goodyear’s North American plant, property and equipment located in Freeport, Illinois, and Goodyear’s North American farm tire inventory. We funded the acquisition through an increase in our revolving credit facility.

Acquisition of Continental’s OTR Assets

On July 31, 2006, Titan Tire Corporation of Bryan, our subsidiary, acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan Tire Corporation of Bryan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, of approximately $41 million, inventory of approximately $11 million, and other current assets of approximately $1 million. This acquisition expanded our product offering into larger earthmoving, construction and mining tires and added the manufacturing capacity of the Bryan, Ohio, facility.

Operations

Our operations include manufacturing wheels, manufacturing tires, and combining these wheels and tires into assemblies for use in the agricultural, earthmoving/construction and consumer markets. These operations entail many manufacturing processes in order to complete the finished products.

Wheel Manufacturing Process

Most agricultural wheels are produced using a rim and a center disc. A rim is produced by first cutting large steel sheets to required width and length specifications. These steel sections are rolled and welded to form a circular rim, which is flared and formed in the rollform operation. The majority of discs are manufactured using presses that both blank and form the center to specifications in multiple stage operations. We e-coat wheels using a multi-step process prior to the final paint top coating.

Large earthmoving/construction steel wheels are manufactured from hot and cold-rolled steel sections. Hot-rolled sections are generally used to increase cross section thickness in high stress areas of large diameter wheels. A special cold forming process for certain wheels is used to increase cross section thickness while reducing the number of wheel components. Rims are built from a series of hoops that are welded together to form a rim base. The complete rim base is made from either three or five separate parts that lock together after the rubber tire has been fitted to the wheel and inflated.

For most consumer market wheels, we manufacture rims and center discs from steel sheets. Rims are rolled and welded, and discs are stamped and formed from the sheets. The manufacturing process then entails welding the rims to the centers and painting the assembled product.

Tire Manufacturing Process

The first stage in tire production is the mixing of rubber, carbon black and chemicals to form various rubber compounds. These rubber compounds are then extruded and processed with textile or steel materials to make specific components. These components — beads (wire bundles that anchor the tire with the wheel), plies (layers of fabric that give the tire strength), belts (fabric or steel fabric wrapped under the tread in some tires), tread and sidewall — are then assembled into an uncured tire. The uncured tire is placed into a press that molds and vulcanizes the carcass under set time, temperature and pressure into a finished tire.

Wheel and Tire Assemblies

Our position as a manufacturer of both wheels and tires allows us to mount and deliver one of the largest selections of off-highway assemblies in North America. We offer this value-added service of one-stop shopping for wheel and tire assemblies for the agricultural, earthmoving/construction and consumer markets. Customer orders are entered into our system either through electronic data interchange or manually. The appropriate wheel-tire assembly delivery schedule is formulated based on each customer’s requirements and products are received by the customer on a just-in-time basis.

Quality Control

We are ISO 9001 certified at all five main manufacturing facilities located in Bryan, OH; Des Moines, IA; Freeport, IL; Quincy, IL; and Saltville, VA. The ISO 9001 series is a set of related and internationally recognized standards of management and quality assurance. The standards specify guidelines for establishing, documenting and maintaining a system to ensure quality. The ISO 9001 certifications are a testament to our dedication to providing quality products for our customers.

Raw Materials

Steel and rubber are the primary raw materials used by us in all segments. To ensure a consistent steel supply, we purchase raw steel from key steel mills and maintain relationships with steel processors for steel preparation. We are not dependent on any single producer for our steel supply. Rubber and other raw materials for tire manufacture represent some of our largest commodity expenses. We buy rubber in markets where there are several sources of supply. In addition to the development of key domestic suppliers, our strategic procurement plan includes international steel and rubber suppliers to assure competitive price and quality in the global marketplace. As is customary in the industry, we do not have long-term contracts for the purchase of steel or rubber and, therefore, purchases are subject to price fluctuations. As a result, we also have the ability to pass-through pricing to customers.

Capital Expenditures

Capital expenditures for 2005, 2004 and 2003 were $6.8 million, $4.3 million and $14.6 million, respectively. Capital expenditures in 2005 were used primarily for updating manufacturing equipment, expanding manufacturing capacity and for further automation at our facilities. Capital expenditures for 2006 are forecasted to be approximately $16 million to $18 million and will be used to enhance our existing facilities and manufacturing capabilities.

Patents and Trademarks

We own various patents and trademarks and continue to apply for patent protection for new products. While patents are considered significant to the operations of the business, at this time we do not consider any one of them to be of such importance that the patent’s expiration or invalidity could materially affect our business. However, due to the difficult nature of predicting the interpretation of patent laws, we cannot anticipate or predict the material adverse effect on our operations, cash flows or financial condition as a result of associated liabilities created under such patent interpretations.

Marketing and Distribution

We employ an internal sales force and utilize several manufacturing representative firms for sales in North America. Sales representatives are primarily organized within geographical regions.

We distribute wheels and tires directly to OEMs. The distribution of aftermarket tires occurs primarily through a network of independent and OEM affiliated dealers. We distribute wheel and tire assemblies directly to OEMs and aftermarket customers through our own distribution network consisting of seven facilities throughout the United States.

Seasonality

Agricultural equipment sales are seasonal by nature. Farmers generally order equipment to be delivered before the growing season. Shipments to OEMs usually peak during our first and second quarters for the spring planting period. Earthmoving/construction and consumer markets also tend to experience higher demand in the first and second quarters historically. However, these markets are affected not by a planting season but by mining, building and economic conditions.

Research, Development and Engineering

Our research, development and engineering staffs test original designs and technologies and develop new manufacturing methods to improve product performance. These services enhance our relationships with customers. We have spent $0.8 million, $1.9 million and $2.7 million on research and development for the years ended December 31, 2005, 2004 and 2003, respectively. These costs were primarily incurred in developing the low side wall (“LSW”) series of wheels and tires, which considerably enhances the performance of off-highway vehicles. The ongoing cost of research and development for the LSW has declined, although we continue to introduce new LSW wheel and tire assemblies for the agricultural, earthmoving/construction and consumer markets.

LSW wheel and tire assemblies reduce bounce, power hop, road lope and heat build-up, and provide more stability and safety for operators, which in turn may lead to greater productivity. The key to the success of the LSW is an increase in wheel diameter while maintaining the original outside tire diameter. This is accomplished by lowering the sidewall and increasing its strength. Maintaining the original outside diameter of the tire allows the LSW to improve the performance of agricultural, earthmoving/construction and consumer equipment without further modification.

Customers

Our 10 largest customers accounted for approximately 55% of net sales for the year ended December 31, 2005, compared to 57% for the year ended December 31, 2004. Net sales to Deere & Company in our agricultural, earthmoving/construction and consumer markets combined represented 20% of our consolidated revenues for the year ended December 31, 2005, and 22% for the year ended 2004. Net sales to CNH Global N.V. in our three markets represented 11% of our consolidated revenues for both of the years ended December 31, 2005 and 2004. No other customer accounted for more than 10% of our net sales in 2005 or 2004. Management believes we are not totally dependent on any single customer, however, certain products are dependent on a few customers. While the loss of any substantial customer could impact our business, we believe that our diverse product mix and customer base minimizes a longer-term impact caused by any such loss.

Employees

At December 31, 2005, we employed approximately 1,800 people in the United States. Approximately 27% of our employees in the United States were covered by a collective bargaining agreement. In December 2005, the workers at the Des Moines facility ratified a labor extension through November 2010. The Natchez facility is covered by a second collective bargaining agreement to expire in December 2006; however, this facility was idled in 2001 and currently has no employees. In January 2006, we gained approximately 800 employees at the Freeport facility, which was a part of the Goodyear North American farm tire acquisition. The workers at the Freeport facility ratified a new labor agreement with a November 2010 expiration date. In July 2006 we gained approximately 350 employees at the Bryan facility, which was a part of the Continental acquisition. We believe employee relations are generally good.

International Operations

On April 7, 2004, Titan Luxembourg Sarl, our wholly-owned European subsidiary, sold 70% of the common stock of Titan Europe to the public on the AIM market in London. Titan Luxembourg was the largest single stockholder in Titan Europe Plc, retaining a 30% interest on the transaction date. On December 30, 2005, Titan Europe Plc issued additional shares of stock for an acquisition. As a result of these additional shares, our interest in Titan Europe Plc was diluted and decreased from 29.3% at December 31, 2004, to a 15.4% ownership position at December 30, 2005. With the decreased ownership percentage, effective December 30, 2005, we will no longer use the equity method to account for our interest in Titan Europe Plc.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, we will record the Titan Europe Plc investment as an available-for-sale security and report the investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity.

For the year ended December 31, 2004, we generated $49.4 million, or approximately 10% percent, of our net sales from foreign operations. All of these sales were recorded in the first quarter, prior to the Titan Europe sale transaction. For financial information regarding international operations, see Note 29 to our consolidated financial statements.

Export Sales

We had total aggregate export sales of approximately $39.0 million, $56.2 million and $94.5 million, for the years ended December 31, 2005, 2004 and 2003, respectively. The significant reduction in 2005 and 2004 export sales primarily resulted from the sale of a majority interest in Titan Europe.

Exports to foreign markets are subject to a number of special risks, including but not limited to risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets and restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas and foreign customs). Other risks include changes in foreign laws regarding trade and investment, difficulties in obtaining distribution and support, nationalization, reforms of laws and policies of the United States affecting trade, foreign investment and loans and foreign tax laws. There can be no assurance that one, or a combination, of these factors will not have a material adverse effect on our ability to increase or maintain our export sales.

We purchase a portion of our raw materials from foreign suppliers. Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we purchase goods, relative to the strength of the currencies in countries where the products are sold. Our results of operations, cash flows and financial position may be affected by fluctuations in foreign currencies.

Environmental Laws and Regulations

In the ordinary course of business, like other industrial companies, we are subject to extensive and evolving federal, state and local environmental laws and regulations, and have made provisions for the estimated financial impact of environmental cleanup. Our policy is to accrue environmental cleanup-related costs of a non-capital nature when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property, or mitigate or prevent future environmental contamination, are capitalized. We do not currently anticipate any material capital expenditures for environmental control facilities. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advances in environmental technologies, the quality of information available related to specific sites, the assessment stage of the site investigation, preliminary findings and the length of time involved in remediation or settlement. Due to the difficult nature of predicting future environmental costs, we cannot anticipate or predict the material adverse effect on our operations, cash flows or financial condition as a result of efforts to comply with, or our liabilities under, environmental laws.

Competition

We compete with several domestic and international companies. We believe we are a primary source of steel wheels and rims to the majority of our North American customers. Major competitors in the off-highway wheel market include GKN Wheels, Ltd., Topy Industries, Ltd., Carlisle Companies Incorporated and certain other foreign competitors. Significant competitors in the off-highway tire market include Bridgestone/Firestone, Michelin, Carlisle Companies Incorporated and certain other foreign competitors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table is a list of our executive officers, key employees and directors as of December 1, 2006.

Name	Age	Position

Maurice M. Taylor Jr.	62	Chief Executive Officer and Chairman of the Board of Directors
Ernest J. Rodia	63	Executive Vice President and Chief Operating Officer
Kent W. Hackamack	47	Vice President of Finance and Treasurer
Cheri T. Holley	59	Vice President, Secretary, and General Counsel
Erwin H. Billig	79	Director
Edward J. Campbell	78	Director
Richard M. Cashin Jr.	53	Director
Albert J. Febbo	67	Director
Mitchell I. Quain	55	Director
Anthony L. Soave	66	Director

Officers are normally appointed annually by the Board of Directors at a meeting immediately following the Annual Meeting of Stockholders. The Chief Executive Officer and Secretary are brother and sister. There is no arrangement or understanding between any officer and any other person pursuant to which an officer was selected.

Maurice M. Taylor Jr., 62, has been Chief Executive Officer and a Director of the Company since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor. Mr. Taylor served as President of the Company from 1990 to 2005 and was appointed Chairman in 2005.

Ernest J. Rodia, 63, joined the Company in 2005 as Executive Vice President and Chief Operating Officer. Prior to Titan, Mr. Rodia was employed for nearly 40 years by Goodyear Tire and Rubber Company, holding various engineering and manufacturing positions.

Kent W. Hackamack, 47, served as Corporate Controller of the Company from 1994 to 1996. Mr. Hackamack was appointed Vice President of Finance and Treasurer in 1996.

Cheri T. Holley, 59, joined the Company in 1994 as General Counsel and Secretary. Ms. Holley was appointed Vice President in 1996.

Erwin H. Billig — Mr. Billig is director and chairman of MSX International. From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and chief operating officer of Masco Tech, Inc. Mr. Billig is also a director and vice chairman of Remy International and director of Titan Europe Plc. Mr. Billig, who is 79 years old, is vice chairman of the board of Titan and became a director of the Company in 1992.

Edward J. Campbell — Mr. Campbell, now retired, was employed for 27 years by Tenneco. He spent 13 of those years as president of Newport News Shipbuilding Company and 14 years at J.I. Case, three of those (1992-94) as president. Mr. Campbell, who is 78 years old, became a director of the Company in 1995. Mr. Campbell meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards. Mr. Campbell serves on the following committees: Nominating/Corporate Governance (Chairman), Audit and Compensation.

Richard M. Cashin Jr. — Mr. Cashin is managing partner of One Equity Partners LLC, which manages $4.5 billion of investments and commitments for JP Morgan in direct private equity transactions. Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000. Mr. Cashin is also a director of Quintiles Transnational and is a Trustee of Boys Club of New York, American University in Cairo and National Rowing Foundation (Chairman). Mr. Cashin, who is 53 years old, became a director of the Company in 1994. Mr. Cashin serves on the Compensation Committee.

Albert J. Febbo — Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE’s U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He also serves as director of Med Panel, Inc., headquartered in Cambridge, Massachusetts. Mr. Febbo, who is 67 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance.

Mitchell I. Quain — Mr. Quain is a senior director of ACI Capital Corp., a private equity firm. Previously, Mr. Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc. Mr. Quain is also a director of Hardinge, Inc., MagneTek, Inc. and Strategic Distribution, Inc., as well as a number of private companies. He is also Chairman of the Board of Overseers of the University of Pennsylvania’s School of Engineering and Applied Sciences and serves on the University’s Board of Trustees and the executive committee of Penn Medicine. Mr. Quain, who is 55 years old, became a director of the Company in 1999. Mr. Quain serves on the following committees: Compensation (Chairman), Audit and Nominating/Corporate Governance.

Anthony L. Soave — Mr. Soave is president, chief executive officer and founder of Soave Enterprises L.L.C., a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries. From 1974 to 1998 he served as president and chief executive officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 66 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance.

Section 16(a) beneficial ownership reporting compliance

Under the securities laws of the United States, our directors and executive officers and the persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and we were required to disclose in our proxy statement any late filings during 2005. To our knowledge, based solely on our review of the copies of such reports required to be furnished us during 2005, all of these reports were timely filed.

Business conduct policy

We adopted a business conduct policy, which is applicable to directors, officers and employees. We have also adopted corporate governance guidelines. The business conduct policy and corporate governance guidelines are available under the investor information category of the our website, www.titan-intl.com. We intend to satisfy disclosure requirements regarding amendments to or waivers from our business conduct policy by posting such information on our website. A printed copy of the business conduct policy and corporate governance guidelines are available, without charge, by writing to: Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Composition of the Board of Directors

Our Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each director is elected for a three-year term and the term of each Class expires in a different year. With the exception of the Vice Chairman and Chief Executive Officer / Chairman (Messrs. Billig and Taylor), all directors are independent as defined in the New York Stock Exchange listing standards.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee, each of which has the composition and responsibilities described below:

Audit Committee.  Our Audit Committee is comprised of Messrs. Campbell, Febbo, Quain,and Soave. The Audit Committee is responsible for, among other things:

•	retaining an independent registered public accounting firm to perform audit and non-audit services, and reviewing the scope and results of such services;

•	consulting with the internal audit staff and reviewing with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company’s accounting procedures and controls and management’s response thereto; and

•	reporting to the Board.

The Audit Committee meets with the independent registered public accounting firm with and without management present. The Board has determined that Mr. Campbell meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee.  Our Compensation Committee is comprised of Messrs. Campbell, Cashin, Febbo, Quain, and Soave. The Compensation Committee is responsible for, among other things:

•	providing oversight of all executive compensation and benefits programs; and

•	reviewing and approving corporate goals and making recommendations accordingly to the Board of Directors regarding the salaries and all other forms of compensation of the Company’s officers

Nominating/Corporate Governance Committee.  Our Nominating/Corporate Governance Committee is comprised of Messrs. Campbell, Febbo, Quain, and Soave. The Nominating/Corporate Governance Committee is responsible for, among other things:

•	providing guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company; and

•	identifying, screening, and nominating candidates to serve as directors of the Company.

A Special Committee of the Board of Directors, (consisting of Messrs. Billig, Campbell, and Febbo) was formed to pursue discussions with One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring us in a cash merger for $18.00 per share of our common stock. The Special Committee met twenty-four times in 2005. On April 12, 2006, we and One Equity announced the termination of discussions regarding the proposed cash merger. On April 17, 2006, our Board of Directors met and thanked the Special Committee for all their efforts expended and agreed that their Special Committee responsibilities have been completed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We sell products and pay commissions to companies controlled by persons related to our Chief Executive Officer. During 2005, 2004 and 2003, sales of our products to these companies were approximately $6.5 million, $4.6 million and, $6.5 million, respectively. On other sales referred to us from these manufacturing representative companies, commissions were approximately $1.6 million, $1.5 million, and $1.2 million during 2005, 2004 and 2003, respectively. These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to us than comparable sales and commissions to unaffiliated third parties. At December 31, 2005 and 2004, we had trade receivables of approximately $0.9 million and $1.4 million due from these companies, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On July 23, 2004, we entered into a $100.0 million three-year senior secured revolving credit facility (the “revolving credit facility”) with LaSalle Bank National Association and General Electric Capital Corporation, as agents. On October 21, 2005, we amended the revolving credit facility to increase the revolving loan availability from $100.0 million to $200.0 million. The increase in the revolving loan availability over $100.0 million is only available for certain acquisitions. The amendment also extended the maturity date to October 2008 and removed General Electric Capital Corporation as a participant. On June 28, 2006, we further amended the revolving credit facility to increase the revolving loan availability from $200.0 million to $250.0 million.

The revolving credit facility currently provides for aggregate borrowings by us of up to $250 million, including a letters of credit sub-limit. The revolving credit facility currently matures October 2008. Our borrowings under the revolving credit facility bear interest at a floating rate, which is at our option either at a prime rate plus 1.5% or at LIBOR plus 3%. Under the revolving credit facility, we are also required to pay certain commitment fees and letter of credit fees.

The revolving credit facility is secured by a first priority security interest in substantially all of our and our material domestic subsidiaries’ assets. In addition, the revolving credit facility is guaranteed by all of our wholly-owned domestic and certain other subsidiaries and by certain holding companies formed to hold our equity securities.

The revolving credit facility requires us to meet certain financial covenants and undertake certain obligations, including a minimum fixed charge coverage ratio and certain payment obligations. In addition, the revolving credit facility contains certain covenants, which, among other things, limit the incurrence of indebtedness, lines, guarantees, investments, dividends, asset sales, mergers and acquisitions, transactions with affiliates and other customary affirmative and negative covenants.

Senior Unsecured Convertible Notes

On July 26, 2004, we completed a private offering of $115.0 million of senior unsecured convertible notes due 2009. As of September 30, 2006, we had $81.2 million of notes outstanding.

The notes bear interest at the rate of 5 1/4% per year and interest is payable semi-annually in arrears on June 30 and December 31 of each year to holders of record at the close of business on the preceding June 15 and December 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or purchase by us at the option of the holder upon a change in control, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

Holders may surrender notes for conversion at any time on or before the maturity date, at a conversion rate of 74.0741 shares of our common stock for each $1,000 principal amount of notes (a conversion price of $13.50 per common share) surrendered for conversion. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, a holder will not receive any cash payment representing accrued interest, subject to certain exceptions. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion.

The notes will mature on July 26, 2009, unless earlier purchased or converted.

The notes are our general unsecured senior obligations and rank equal in right of payment to all of our other unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured debt as to the assets securing such debt and are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Upon specified change in control events relating to the Company, each holder of the notes may require us to purchase all or a portion of their notes at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase, plus, in certain circumstances, a make-whole premium.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under “Certain Definitions.” In this description, the word “Titan” refers only to Titan International, Inc. and not to any of its subsidiaries.

Titan will issue $200.0 million of  % Notes under an indenture among itself, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” Unless otherwise noted, the terms of the Notes described below apply to the notes.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because they, and not this description, define your rights as holders of the Notes. The terms of the Notes will include those stated in the indenture. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. All references herein to “holder” or “holders” are intended to refer to the registered holder of Notes, which, as long as the Notes are held as Global Notes, will be Cede & Co. or another nominee of The Depository Trust Company (“DTC”) (or a successor of DTC or its nominee).

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes will be:

•	general unsecured obligations of Titan;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of Titan;

•	senior in right of payment to any future subordinated Indebtedness of Titan;

•	effectively subordinated to secured Indebtedness of Titan up to the value of the collateral securing such Indebtedness;

•	guaranteed by the Guarantors; and

•	effectively subordinated to all existing and future liabilities, including trade payables, of our non-guarantor Subsidiaries.

The Notes will be effectively subordinated to all borrowings under our credit facility, which is secured by substantially all the assets of Titan and the Guarantors, including receivables and inventory. See “Risk Factors — The Notes and guarantees are effectively subordinated to our secured debt and to any liabilities of our non-guarantor subsidiaries.”

The Note Guarantees

The Notes will be guaranteed by all of Titan’s Domestic Subsidiaries other than its Immaterial Subsidiaries. None of Titan’s Foreign Subsidiaries will guarantee the Notes unless such Foreign Subsidiary guarantees other domestic Debt of Titan.

Each guarantee of the Notes will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	effectively subordinated to secured Indebtedness of that Guarantor up to the value of the collateral securing such Indebtedness; and

•	senior in right of payment to future subordinated Indebtedness, if any, of that Guarantor.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Foreign Subsidiaries and our other non-guarantor Subsidiaries.

As of the date of the indenture, all of our wholly owned Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

Titan will issue $200.0 million in aggregate principal amount of Notes in this offering. Titan may issue additional Notes under the indenture from time to time after this offering. Any issuance of additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Titan will issue Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on          , 2011.

Interest on the Notes will accrue at the rate of  % per annum and will be payable semiannually in arrears on           and          , commencing on          , 2007. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. Titan will make each interest payment to the holders of record on the immediately preceding       and       .

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes holding in excess of $5.0 million of Notes has given wire transfer instructions to Titan, Titan will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Titan elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Titan may change the paying agent or registrar without prior notice to the holders of the Notes, and Titan or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Titan will not be required to transfer or exchange any Note selected for redemption. Also, Titan will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Notes will be guaranteed by each of Titan’s current and future wholly owned Domestic Subsidiaries other than its Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Titan or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person surviving any such consolidation or merger is the Guarantor;

(b) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(c) the Net Proceeds of such sale or other disposition of assets are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released with respect to the Notes:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Titan or a Restricted Subsidiary of Titan, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Titan or a Restricted Subsidiary of Titan, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Titan designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Redemption with Certain Equity Proceeds

At any time prior to          , 2009, upon not less than 30 nor more than 60 days’ prior notice, Titan may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the indenture at a redemption price of  % of the principal amount, plus accrued and unpaid interest on the Notes redeemed to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the indenture (excluding Notes held by Titan and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph and pursuant to “— Make-Whole Redemption” below, the Notes will not be redeemable at Titan’s option.

Make-Whole Redemption

At any time prior to          , 2009, Titan may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, on the Notes to be redeemed to the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Titan is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Titan to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Titan will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Titan will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Titan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Titan will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Titan.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Titan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Titan to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that Titan repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Titan will not be required to make a Change of Control Offer, with respect to the Notes, upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Titan and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the captions “— Redemption with Certain Equity Proceeds” and “— Make-Whole Redemption,” unless and until there is a default in payment of the applicable redemption price.

If a Change of Control offer is made, there can be no assurance that Titan will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control offer. In the event Titan is required to purchase outstanding Notes pursuant to a Change of Control offer, Titan expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Titan would be able to obtain such financing.

Neither Titan’s Board of Directors nor the trustee may waive the covenant relating to a holder’s right to repurchase upon the occurrence of a Change of Control Event. Restrictions in the indenture described in this offering circular on the ability of Titan and its subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Titan, whether favored or opposed by management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of Notes, and Titan cannot assure you that Titan or the acquiror will have sufficient financial resources to effect such a redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of Titan or any of its subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Titan to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Titan and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Titan or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2) (and not for purposes of determining the Net Proceeds received from the Asset Sale), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Titan’s most recent consolidated balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that are within 180 days of the receipt thereof converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) any Designated Noncash Consideration received by Titan or any of its Restricted Subsidiaries in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash

Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 7.5% of Consolidated Net Tangible Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Titan (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire Business Assets or all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Business Assets or Capital Stock, the Business Assets will be held by, or the Permitted Business is or becomes, a Restricted Subsidiary of Titan;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however that if, during such 365-day period, Titan and/or any of its Restricted Subsidiaries enters into a binding written contract with a Person other than an Affiliate of Titan to apply such amount pursuant to clauses (2) or (3) above, then such 365-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated, and (b) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, Titan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within twenty days thereof, Titan will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Titan will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Titan’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Titan to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Titan. In the event a Change of Control or Asset Sale occurs at a time when Titan is prohibited from purchasing Notes, Titan could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Titan does not obtain a consent or repay those borrowings,

Titan will remain prohibited from purchasing Notes. In that case, Titan’s failure to purchase tendered Notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Titan’s ability to pay cash to the holders of Notes upon a repurchase may be limited by Titan’s then existing financial resources.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Restricted Payments

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Titan’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Titan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Titan’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Titan and other than dividends or distributions payable to Titan or a Restricted Subsidiary of Titan);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Titan) any Equity Interests of Titan or any direct or indirect parent of Titan;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries and excluding the payment, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness in anticipation of or in connection with a payment of principal or interest at the Stated Maturity thereof, in each case due within three months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Titan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Titan and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Titan for the period (taken as one accounting period) from the beginning of the most recent fiscal quarter commencing prior to the date of the indenture to the end of Titan’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Titan since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Titan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Titan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Titan); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) 100% of the aggregate net cash proceeds received by Titan or a Restricted Subsidiary since the date of the indenture from the sale (other than to Titan or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; plus

(e) to the extent that any Unrestricted Subsidiary of Titan designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Titan’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(f) 50% of any dividends received by Titan or a Restricted Subsidiary of Titan that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Titan, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Titan for such period; plus

(g) $20.0 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Titan) of, Equity Interests of Titan (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Titan; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any Person other than a corporation, any similar distribution) by a Restricted Subsidiary of Titan to the holders of its Equity Interests on a pro rata basis;

(5) the payment of any dividend by Titan to the holders of its Equity Interests in an amount not to exceed $1.0 million in any twelve-month period;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Titan or any Restricted Subsidiary of Titan held by any current or former officer, director or employee of Titan or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period (with the first of such twelve-month periods beginning on the date of the indenture) with unused amounts in any preceding twelve-month period being carried over to the succeeding twelve-month periods; provided further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Titan or its Restricted Subsidiaries after the date of the indenture;

(7) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(8) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Titan;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Titan or any Restricted Subsidiary of Titan issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(10) other Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (10), in an aggregate amount not to exceed $5.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Titan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant exceeding $5.0 million will be determined by the Board of Directors of Titan whose good faith determination shall be conclusive and whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Titan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Titan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Titan’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the

Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) in addition to Debt incurred pursuant to clauses (2) through (14), the incurrence by Titan and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Titan and its Restricted Subsidiaries thereunder) not to exceed the sum of (a) $375.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Titan or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and (b) the amount of the Acquired Borrowing Base;

(2) the incurrence by Titan and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Titan and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the indenture;

(4) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Titan or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million outstanding at any time;

(5) the incurrence by Titan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by Titan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Titan and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a) if Titan or any Guarantor is the obligor on such Indebtedness and the payee is not Titan or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Titan, or the applicable Note Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Titan or a Wholly-Owned Restricted Subsidiary of Titan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Titan or a Wholly-Owned Restricted Subsidiary of Titan,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Titan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Titan’s Restricted Subsidiaries to Titan or to any of its Wholly-Owned Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Titan or a Wholly-Owned Restricted Subsidiary of Titan; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Titan or a Wholly-Owned Restricted Subsidiary of Titan,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Titan or any of its Restricted Subsidiaries of Hedging Obligations in the normal course of business;

(9) the guarantee by Titan or any of the Guarantors of Indebtedness of Titan or a Restricted Subsidiary of Titan that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the Notes, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the normal course of business;

(11) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within five business days;

(12) Indebtedness of (a) Titan or a Restricted Subsidiary of Titan to the extent such Indebtedness was Indebtedness of a Person that was merged, consolidated or amalgamated into Titan or such Restricted Subsidiary of Titan or (b) a Restricted Subsidiary that was incurred and outstanding prior to the date on which such Restricted Subsidiary was acquired by Titan or a Restricted Subsidiary of Titan, in each case other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person was merged, consolidated or otherwise acquired by Titan or a Restricted Subsidiary of Titan; provided, however, that for any such Indebtedness outstanding at any time under this clause (12), after giving pro forma effect thereto on the date of such acquisition, merger, consolidation or amalgamation, Titan or such Restricted Subsidiary would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(13) the incurrence by Titan or any Restricted Subsidiary of Indebtedness arising from agreements of Titan or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, “earn out” or similar obligations, in each case, incurred in connection with the acquisition or disposition of assets, including shares of Capital Stock, in accordance with the terms of the indenture, provided, that the amount of such Indebtedness does not exceed the gross proceeds actually received by Titan and its Restricted Subsidiaries in connection with any such disposition; and

(14) the incurrence by Titan or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million.

Titan will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Titan or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Titan solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Titan will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Titan as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Titan or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Notwithstanding the foregoing, (i) all Indebtedness outstanding on the closing date of the offering will be permitted and (ii) Titan will be permitted to issue shares of its common stock.

Liens

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Titan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Titan or any of its Restricted Subsidiaries;

(2) make loans or advances to Titan or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Titan or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture, as determined in good faith by Titan’s Board of Directors;

(2) the indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Titan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the normal course of business;

(6) purchase money obligations for property acquired in the normal course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by Titan’s Board of Directors;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the normal course of business or with the approval of Titan’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) the license of any intellectual property of Titan or any of its Restricted Subsidiaries entered into in the normal course of business;

(12) the release, waiver or novation of contractual, indemnification, or any other legal rights entered into in the normal course of business; and

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the normal course of business.

Merger, Consolidation or Sale of Assets

Titan will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Titan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Titan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Titan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Titan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Titan under the Notes, the indenture and pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Titan or the Person formed by or surviving any such consolidation or merger (if other than Titan), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Titan with an Affiliate solely for the purpose of reincorporating Titan in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Titan and its Restricted Subsidiaries.

Transactions with Affiliates

Titan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Titan (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Titan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Titan or such Restricted Subsidiary with an unrelated Person; and

(2) Titan delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Titan set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Titan; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Titan or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Titan or any of its Restricted Subsidiaries in the normal course of business with an officer, employee, consultant or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(2) transactions between or among Titan and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Titan) that is an Affiliate of Titan solely because Titan owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Titan;

(5) any issuance of common stock (other than Disqualified Stock) of Titan to Affiliates of Titan;

(6) any agreement of Titan or any Affiliate as in effect as of the date of the indenture and described in this offering circular or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Titan or the holders of the Notes in any material respect than the original agreement as in effect on the date of the indenture;

(7) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;” and

(8) loans or advances to officers, employees, consultants or directors not to exceed $2.0 million in the aggregate at any one time outstanding.

Business Activities

Titan will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Titan and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Titan or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is not an Immaterial Subsidiary after the date of the indentures or a Foreign Subsidiary guarantees any domestic Debt of Titan, then that newly acquired or created Domestic Subsidiary or such Foreign Subsidiary, as applicable, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Titan may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Titan and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Titan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Titan may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Titan as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Titan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Titan will be in default of such covenant. The Board of Directors of Titan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Titan; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Titan of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Titan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Titan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Titan or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Titan and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Titan applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Payments for Consent

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that the Titan may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Titan will file with the SEC and provide the trustee and holders and prospective holders (upon written request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, Titan shall furnish to the trustee and, upon request, the holders and prospective holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Titan to its public shareholders generally. Titan also will comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended.

In addition, Titan shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, the information referred to in Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Events of Default and Remedies

With respect to the Notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Titan or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Titan or any of its Restricted Subsidiaries for 60 days after notice to Titan by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Titan or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Titan or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Titan or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Titan or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Titan, any Restricted Subsidiary of Titan that is a Significant Subsidiary or any group of Restricted Subsidiaries of Titan that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Titan is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Titan is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Titan or any Guarantor, as such, will have any liability for any obligations of Titan or the Guarantors under the Notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Titan may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) Titan’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Titan’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, with respect to the Notes, Titan may, at its option and at any time, elect to have the obligations of Titan and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) Titan must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Titan must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Titan must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Titan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Titan must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Titan or any of its Subsidiaries is a party or by which Titan or any of its Subsidiaries is bound;

(6) Titan must deliver to the trustee an officers’ certificate stating that the deposit was not made by Titan with the intent of preferring the holders of Notes over the other creditors of Titan with the intent of defeating, hindering, delaying or defrauding any creditors of Titan or others; and

(7) Titan must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the Notes or the Note Guarantees, may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Titan, the Guarantors and the trustee may amend or supplement the indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency, as determined in good faith by Titan’s Board of Directors;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Titan’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Titan’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

(6) to conform the text of the indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the Notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Titan, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Titan or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;

(3) Titan or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Titan has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Titan must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of Titan or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act of 1939) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Exchange and Registration Rights Agreement

Titan and the Guarantors will enter into a registration rights agreement with the initial purchaser of the Notes on the closing date of the offering. In this agreement, we will agree for the benefit of the holders of the Notes that we will use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the Notes for an issue of SEC-registered Exchange Notes with terms identical to the Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the SEC declares the exchange offer registration statement effective, we will offer Exchange Notes in return for the Notes. Each exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to holders. Holders will be required to make certain representations to Titan and the Guarantors in order to participate in the exchange offers. For each Note surrendered to us under an exchange offer, the holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Notes or, if no interest has been paid on the Notes, from the closing date of the offering.

If applicable law or the interpretations of the staff of the SEC do not permit us to effect an exchange offer with respect to the Notes or an exchange offer with respect to the Notes for any other reason is not completed by 270 days after the closing date of the offering, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Notes and to keep that shelf registration statement effective until the expiration of two years from the closing date of the offering, or such shorter time period that will terminate when all Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each holder of Notes copies of a prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A holder that sells Notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement (including certain indemnification obligations).

If the exchange offer with respect to the Notes is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the closing date of the offering, the annual interest rate borne by the Notes will be increased by 0.25% per annum and an additional 0.25% per annum every 90 days thereafter, up to a maximum additional cash interest of 1.00% per annum, until the exchange offer is completed, the registration statement is declared effective, or the Notes become freely tradeable under the Securities Act.

If we effect an exchange offer with respect to the Notes, we will use commercially reasonable efforts to complete the exchange offer not later than 60 days after its commencement. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this offering circular and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available from us upon request.

Additional Information

Anyone who receives this offering circular may obtain a copy of the indenture without charge by writing to Titan International, Inc., Office of General Counsel 2701 Spruce Street, Quincy, Illinois 62301.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more temporary Notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). The Rule 144A Global Notes and the Regulation S Temporary Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “— Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Titan takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Titan understands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Titan also understands that, pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Titan and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Titan, the trustee nor any agent of Titan or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

Titan understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Titan. Neither Titan nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Titan and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Titan understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Titan, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Titan that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Titan fails to appoint a successor depositary;

(2) Titan, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Certifications by Holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same Day Settlement and Payment

Titan will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Titan will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Titan expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Titan understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Borrowing Base” means, as of any date, an amount equal to:

(1) 80% of the book value of all accounts receivables owned by any Person or business acquired or to be acquired by Titan or any of its Restricted Subsidiaries after the date of the indenture; plus

(2) 60% of the book value of all inventory owned by any Person or business acquired or to be acquired by Titan or any of its Restricted Subsidiaries after the date of the indenture; plus

(3) 50% of the Orderly Liquidation Value of Equipment owned by any Person or business acquired or to be acquired by Titan or any of its Restricted Subsidiaries after the date of the indenture; and

(4) 50% of the Orderly Liquidation Value of Equipment otherwise acquired by Titan or any of its Restricted Subsidiaries since the date of the indenture;

all calculated on a consolidated basis in accordance with GAAP.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the principal amount of the Note at maturity plus (ii) all required interest payments due on the Note through the maturity date of the Note (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Titan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Titan’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets or rights between or among Titan and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Titan to Titan or to a Restricted Subsidiary of Titan;

(4) the sale, assignment or lease of products, rights, services, equipment, inventory or accounts receivable in the normal course of business and any sale or other disposition of damaged, worn-out or obsolete assets or properties in the normal course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the license of any intellectual property of Titan or any of its Restricted Subsidiaries in the normal course of business;

(7) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that pursuant to such surrender, waiver, settlement or release Titan or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;

(8) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; or

(9) the exchange of up to $12.0 million in notes for stock of Titan Europe Plc.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities that, in the good faith judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Permitted Business.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or currencies held by the Company or any of its Subsidiaries from time to time in the normal course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Titan and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Titan;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Titan, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Titan are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights, (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted

Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period other than items that were accrued in the normal course of business; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than the items that were accrued in the normal course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill impairment charges will be excluded;

(5) any non-cash charges relating to the underfunded portion of any pension plan will be excluded; and

(6) any non-cash charges resulting from the application of SFAS No. 123 will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (less applicable reserves), after deducting therefrom (a) all current liabilities and (b) all goodwill and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Titan who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means, one or more debt facilities (including, without limitation, a Credit Agreement dated as of July 23, 2004 among Titan and LaSalle Bank National Association or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Persons prepared in accordance with GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Titan or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate of Titan, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Determination Date” with respect to an Interest Period relating to LIBOR, will be the day that is two business days preceding the first day of such Interest Period.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Titan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Titan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Titan and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Titan that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equipment” of any Person or business means all machinery and equipment of such Person or business, including all such Persons’ or businesses’ processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an issuance or sale of Equity Interests (other than Disqualified Stock) of Titan.

“Exchange Notes” means the debt securities of Titan issued pursuant to the indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the registration rights agreement.

“Existing Indebtedness” means the Indebtedness of Titan and its Restricted Subsidiaries (other than Indebtedness under our Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Titan.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt and fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Titan (other than Disqualified Stock) or to Titan or a Restricted Subsidiary of Titan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Titan that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the normal course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) all Restricted Subsidiaries other than Foreign Subsidiaries; and

(2) any other Subsidiary of Titan that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Titan.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period will commence on and include the date of the indenture and end on          , 2007.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the normal course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Titan or any Subsidiary of Titan sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Titan such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Titan, Titan will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Titan’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Titan or any Subsidiary of Titan of a Person that holds an Investment in a third Person will be deemed to be an Investment by Titan or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Titan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Titan nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Titan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Titan or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Titan’s obligations under the indenture and the Notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Orderly Liquidation Value” means the greater of (a) the in place orderly liquidation value, as determined by the most recent appraisal prepared by or on behalf of the Company, or (b) the book value of such assets.

“Permitted Business” means (i) the business conducted by or proposed to be conducted by, Titan and its Restricted Subsidiaries on the date of the original issuance of the Notes and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by Titan and its Restricted Subsidiaries on the date of original issuance of the Notes.

“Permitted Investments” means:

(1) any Investment in Titan or in a Wholly-Owned Restricted Subsidiary of Titan;

(2) any Investment in Cash Equivalents;

(3) any Investment by Titan or any Restricted Subsidiary of Titan in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Titan and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Titan or a Restricted Subsidiary of Titan that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Titan;

(6) any Investment made prior to the date of the indenture;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the normal course of business of Titan or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) advances, loans or extensions of trade credit in the normal course of business by Titan or any of its Restricted Subsidiaries;

(9) Investments represented by Hedging Obligations not made for speculative purposes;

(10) loans or advances to officers and employees made in the normal course of business of Titan or any Restricted Subsidiary of Titan in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(11) repurchases of the Notes;

(12) other Investments in a Permitted Business of any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed in the aggregate at any time outstanding 5.0% of Consolidated Net Tangible Assets, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof;

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $5.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (13) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof; and

(14) the exchange of up to $12 million in notes for stock of Titan Europe Plc.

“Permitted Liens” means:

(1) Liens on assets of Titan or any Guarantor securing Indebtedness and other Obligations not to exceed the sum of (A) the Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the amount of Debt, not to exceed $125.0 million, that can be incurred on the date such Lien is created under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of Titan or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Titan or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the normal course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the normal course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13) Liens incurred in the normal course of business of Titan or any Subsidiary of Titan securing obligations that do not exceed $5.0 million at any one time outstanding; and

(14) Liens securing Hedging Obligations not entered into for speculative purposes.

“Permitted Refinancing Indebtedness” means any Indebtedness of Titan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Titan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Titan or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such

Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the maturity date of the Notes; provided, however, that if the period from the redemption date to the maturity date of the Notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Titan that is designated by the Board of Directors of Titan as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Titan or any Restricted Subsidiary of Titan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Titan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Titan;

(3) is a Person with respect to which neither Titan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Titan or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than director qualifying shares) will at the time be owned by such person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders that purchase a note at its “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes is sold for cash. This summary also only addresses holders who hold notes as capital assets.

As used herein, “U.S. holders” are any beneficial owners of the notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the notes.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) persons subject to the alternative minimum tax. Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the federal, state, local and foreign tax consequences of the ownership and disposition of the notes.

Internal Revenue Service Circular 230 Notice

To ensure compliance with Internal Revenue Service Circular 230, holders of notes are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this offering circular is not intended or written to be used, and cannot be used, by holders for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (C) holders should seek advice based on their particular circumstances from an independent tax advisor.

Taxation of U.S. Holders

We may be required to pay additional interest on the notes if we fail to comply with certain obligations under the registration rights agreement (see “Description of the Notes — Registration Rights”). In addition, in certain circumstances the timing and amount of payments otherwise due on the notes may differ from the scheduled payments on the notes if certain options are exercised (see “Description of the Notes — Optional Redemption” and “Description of Notes — Change of Control”). Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under Treasury regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” We intend to take the position that (and this discussion assumes) such payments are remote or incidental contingencies. Our determination that such payments are remote or incidental contingencies for these purposes is binding on each holder (but not on the Internal Revenue Service), unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. The remainder of this discussion assumes that the notes are not subject to the rules applicable to contingent payment debt instruments.

Interest Income.  Payments of stated interest on the notes (including any additional amounts payable under the registration rights agreement) will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting.

Sale, Exchange or Redemption of Notes.  A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s tax basis in such note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the note (other than amounts attributable to accrued but unpaid stated interest on the note which will be taxed as interest as described above). A holder’s tax basis in the note generally will be the initial purchase price paid therefor. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax.  In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes. A backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders

The rules governing United States federal income taxation of a non-U.S. holder of the notes are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Interest Income.  Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.

Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if such income is effectively connected with a United States trade or business (and, if an applicable income tax treaty applies, a U.S. permanent establishment or fixed base) of the non-U.S. holder. Effectively connected income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, Exchange or Redemption of Notes.  A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base) or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States. Any gain representing accrued but unpaid interest not previously included in income will be taxed as interest, as discussed above.

Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain U.S.-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax.  Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest paid to such holder, and the tax withheld with respect to those payments and accruals (if any). Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the requirements described in clause (iv) of “Interest Income” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a U.S. person.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a U.S. person), unless such broker (i) is a U.S. person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “Interest Income” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

FINANCIAL STATEMENT SCHEDULES

Management’s Responsibility for Financial Statements

Management is responsible for the preparation of the Company’s consolidated financial statements included in this annual report on Form 10-K. Management believes that the consolidated financial statements fairly reflect the transactions and the financial statements reasonably present the Company’s financial position and results of operations in conformity with accounting principles generally accepted in the United States of America.

The Board of Directors of the Company has an Audit Committee comprised entirely of outside directors who are independent of management. The Committee meets periodically with management, the internal auditors and the independent registered public accounting firm to review accounting control, auditing and financial reporting matters. The Audit Committee is responsible for the appointment of the independent registered public accounting firm and approval of their fees.

The independent registered public accounting firm audits the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The consolidated financial statements as of December 31, 2005, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management has performed an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded the Company maintained effective internal control over financial reporting as of December 31, 2005. Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of
Titan International, Inc.:

We have completed integrated audits of Titan International, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and 2004, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Titan International, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-2, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

St. Louis, Missouri
February 23, 2006

TITAN INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(All amounts in thousands, except
	per share data)

Net sales	$470,133	$510,571	$491,672
Cost of sales	405,923	431,071	461,969

Gross profit	64,210	79,500	29,703
Selling, general and administrative expenses	31,433	36,040	43,174
Research and development expenses	837	1,875	2,749
Dyneer legal charge	15,205	0	0
Idled assets marketed for sale depreciation	4,736	5,275	0
Goodwill impairment on Titan Europe	0	2,988	0

Income (loss) from operations	11,999	33,322	(16,220)
Interest expense	(8,617)	(16,159)	(20,231)
Noncash convertible debt conversion charge	(7,225)	0	0
Debt termination expense	0	(3,654)	0
Other income, net	958	1,706	2,783

(Loss) income before income taxes	(2,885)	15,215	(33,668)
(Benefit) provision for income taxes	(13,927)	4,108	2,989

Net income (loss)	$11,042	$11,107	$(36,657)

Income (loss) per common share:
Basic	$.61	$.62	$(1.75)
Diluted	.60	.61	(1.75)
Average common shares and equivalents outstanding:
Basic	18,053	17,798	20,984
Diluted	18,284	21,574	20,984

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(All amounts in thousands, except share data)

ASSETS
Current assets
Cash and cash equivalents	$592	$1,130
Accounts receivable (net of allowance of $5,654 and $4,259, respectively)	47,112	52,781
Inventories	122,692	84,658
Deferred income taxes	20,141	6,711
Prepaid and other current assets	15,630	9,388

Total current assets	206,167	154,668
Property, plant and equipment, net	140,382	80,644
Idled assets marketed for sale	18,267	31,245
Investment in Titan Europe Plc	48,467	30,040
Restricted cash deposits	0	24,500
Goodwill	11,702	11,702
Other assets	15,771	21,367

Total assets	$440,756	$354,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt (including current portion of long-term debt)	$11,995	$217
Accounts payable	24,435	26,733
Other current liabilities	11,753	12,820

Total current liabilities	48,183	39,770
Long-term debt	190,464	169,688
Deferred income taxes	13,581	9,164
Other long-term liabilities	20,715	28,663

Total liabilities	272,943	247,285

Commitments and contingencies: Notes 17, 25 and 26
Stockholders’ equity
Common stock (no par, 60,000,000 shares authorized, 30,577,356 and 27,555,081 issued, respectively)	30	27
Additional paid-in capital	255,299	203,239
Retained earnings	32,053	21,385
Treasury stock (at cost, 11,074,150 and 11,228,655 shares, respectively)	(99,817)	(101,204)
Accumulated other comprehensive loss	(19,752)	(16,566)

Total stockholders’ equity	167,813	106,881

Total liabilities and stockholders’ equity	$440,756	$354,166

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

						Accumulated
	Number of		Additional			Other
	Common	Common	Paid-in	Retained	Treasury	Comprehensive
	Shares	Stock	Capital	Earnings	Stock	Income (Loss)	Total
	(All amounts in thousands, except share data)

Balance January 1, 2003	20,790,882	$27	$210,231	$47,705	$(88,963)	$(24,973)	$144,027

Comprehensive income (loss):
Net loss				(36,657)			(36,657)
Currency translation adjustment						8,460	8,460
Minimum pension liability, net of tax						(4,033)	(4,033)

Comprehensive (loss) income				(36,657)		4,427	(32,230)
Dividends paid on common stock				(419)			(419)
Issuance of treasury stock under 401(k) plan	623,938		(7,181)		8,003		822
Treasury stock purchases	(217,500)				(244)		(244)

Balance December 31, 2003	21,197,320	27	203,050	10,629	(81,204)	(20,546)	111,956

Comprehensive income (loss):
Net income				11,107			11,107
Currency translation adjustment						(584)	(584)
Minimum pension liability, net of tax						4,564	4,564

Comprehensive income				11,107		3,980	15,087
Dividends paid on common stock				(351)			(351)
Exercise of stock options	23,570		189				189
Treasury stock purchases	(4,894,464)				(20,000)		(20,000)

Balance December 31, 2004	16,326,426	27	203,239	21,385	(101,204)	(16,566)	106,881

Comprehensive income (loss):
Net income				11,042			11,042
Currency translation adjustment						(3,168)	(3,168)
Minimum pension liability, net of tax						(18)	(18)

Comprehensive income				11,042		(3,186)	7,856
Dividends paid on common stock				(374)			(374)
Gain on investee transaction, net of tax			10,471				10,471
Bond conversion	3,022,275	3	40,928				40,931
Exercise of stock options	135,860		568		1,220		1,788
Issuance of treasury stock under 401(k) plan	18,645		93		167		260

Balance December 31, 2005	19,503,206	$30	$255,299	$32,053	$(99,817)	$(19,752)	$167,813

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(All amounts in thousands)

Cash flows from operating activities:
Net income (loss)	$11,042	$11,107	$(36,657)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,746	24,907	32,277
Noncash convertible debt conversion charge	7,225	0	0
Goodwill impairment	0	2,988	0
Noncash debt termination expense	0	1,486	0
Noncash portion of loss on investment	0	0	2,707
Undistributed earnings of unconsolidated affiliate	(2,024)	(1,022)	0
Deferred income tax (benefit) provision	(14,476)	0	2,453
(Increase) decrease in current assets:
Accounts receivable	5,669	(10,822)	4,749
Inventories	2,212	(8,804)	1,023
Income tax refunds received	0	0	7,687
Prepaid and other current assets	1,938	(944)	(390)
Increase (decrease) in current liabilities:
Accounts payable	(2,298)	4,689	(1,343)
Other current liabilities	(260)	140	3,382
Other, net	(6,875)	(5,576)	(5,506)

Net cash provided by operating activities	22,899	18,149	10,382

Cash flows from investing activities:
Goodyear North American farm tire acquisition	(100,000)	0	0
Capital expenditures	(6,752)	(4,328)	(14,564)
Decrease (increase) in restricted cash deposits	24,500	24,609	(24,236)
Proceeds from Titan Europe Plc sale	0	49,984	0
Loan to Titan Europe Plc	0	(9,227)	0
Proceeds from sale of investments	0	0	4,636
Asset disposals	5,509	1,354	410

Net cash (used for) provided by investing activities	(76,743)	62,392	(33,754)

Cash flows from financing activities:
Proceeds from borrowings	0	115,348	30,297
Payment of debt	(1,296)	(225,525)	(23,037)
Proceeds on revolving credit facility, net	54,700	44,400	0
Proceeds from exercise of stock options	1,500	0	0
Repurchase of common stock	0	(15,000)	(244)
Payment of financing fees	(1,500)	(4,788)	(200)
Dividends paid	(358)	(375)	(419)
Other, net	260	189	822

Net cash provided by (used for) financing activities	53,306	(85,751)	7,219

Effect of exchange rate changes on cash	0	(216)	660
Net decrease in cash and cash equivalents	(538)	(5,426)	(15,493)
Cash and cash equivalents, beginning of year	1,130	6,556	22,049

Cash and cash equivalents, end of year	$592	$1,130	$6,556

Significant noncash investing and financing activities
Building purchased with debt payments	$12,950	$0	$0

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business

Titan International, Inc. and its subsidiaries (Titan or the Company) are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets. Titan’s earthmoving/construction market also includes products supplied to the U.S. military and other government entities, while the consumer market includes all-terrain vehicles (ATVs) and recreational/utility trailer applications. Titan manufactures both wheels and tires for the majority of these market applications, allowing the Company to provide the value-added service of delivering complete wheel and tire assemblies. The Company offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. Titan records its investment in each unconsolidated affiliated company (20% to 49% ownership) at its related equity in the net assets of such affiliate, as adjusted for equity earnings and losses. Investments of less than 20% of non-publicly traded entities are carried at cost. Investments of less than 20% of publicly traded entities are carried at fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company records change of interest gains and losses directly to equity. All significant intercompany accounts and transactions have been eliminated.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method in 2005 for approximately 29% of inventories and the first-in, first-out (FIFO) method for the remainder of inventories. The major steel material inventory and related work-in-process and their finished goods are accounted for under the LIFO method. The major rubber material inventory and related work-in-process and their finished goods are accounted for under the FIFO method. Market value is estimated based on current selling prices. Estimated provisions are established for excess and obsolete inventory, as well as inventory carried above market price based on historical experience.

Fixed assets

Property, plant and equipment have been recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets:

Years

Building and improvements	25
Machinery and equipment	10
Tools, dies and molds	5

Maintenance and repairs are expensed as incurred. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is included in the accompanying consolidated statements of operations.

Idled assets marketed for sale

Idled assets marketed for sale reflect the Company’s December 2003 decision to sell certain assets at the Company’s idled facilities in Brownsville, Texas; Greenwood, South Carolina; Natchez, Mississippi and Walcott, Iowa. With the sales process extending more than 12 months, the remaining idled assets were depreciated during the fourth quarter of 2004 in accordance with SFAS No. 144 and reclassified to noncurrent. Titan had idled assets

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

marketed for sale of $18.3 million at December 31, 2005. Appraisals from third-party valuation firms indicate the fair market values of the machinery and equipment at these facilities exceed their respective carrying values.

Deferred financing costs

Deferred financing costs are costs incurred in connection with the Company’s revolving credit facility, senior unsecured convertible notes and industrial revenue bonds. The costs associated with the revolving credit facility are being amortized over three years, the term of the facility. The costs associated with the senior unsecured convertible notes are amortized straight line over five years, the term of the notes. The costs associated with the industrial revenue bonds are being amortized over the life of the bonds on a straight-line basis. Amortization of deferred financing costs for the various debt facilities approximates the effective interest rate method.

Fair value of financial instruments

The Company records all financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, other accruals and notes payable at cost, which approximates fair value. Investments in marketable equity securities are recorded at fair value. The convertible notes due 2009 are the only significant financial instrument of the Company with a fair value different than the recorded value. At December 31, 2005, the fair value of the convertible notes, based on quoted market prices obtained through independent pricing sources, was approximately $118.5 million, compared to a carrying value of $81.2 million.

Available-for-sale securities

The Company has an investment in Titan Europe Plc of $48.5 million as of December 31, 2005, representing a 15.4% ownership position. Due to the dilution in the Company’s ownership interest from 29.3% at December 31, 2004, the Company began accounting for its investment in Titan Europe Plc as an available-for-sale security during 2005. Accordingly, this investment is recorded as “Investment in Titan Europe Plc” on the consolidated balance sheet. The Company reports this investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity. If the fair value declines below the amortized cost basis, the Company determines if this decline is other than temporary. If the decline in fair value is judged to be other than temporary, an impairment charge is recorded.

Impairment of fixed assets

The Company reviews fixed assets to assess recoverability from future operations whenever events and circumstances indicate that the carrying values may not be recoverable. Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the asset. Impairment losses are measured as the excess of the carrying value of the asset over the discounted expected future cash flows or the estimated fair value of the asset.

Foreign currency translation

The financial statements of the Company’s foreign subsidiaries are translated to United States currency in accordance with SFAS No. 52, “Foreign Currency Translation.” Assets and liabilities are translated to United States dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in “Accumulated other comprehensive loss” in stockholders’ equity. As of December 2005, the Company’s investment in Titan Europe Plc was reclassified to available-for-sale securities and this investment is recorded as “Investment in Titan Europe Plc” on the consolidated balance sheet. The Company no longer has subsidiaries with foreign denominated balance sheets, therefore no currency translation adjustments are included in comprehensive loss at December 31, 2005. Gains and losses that result from foreign currency transactions are included in the accompanying consolidated statements of operations.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of goodwill

The Company reviews goodwill to assess recoverability from future operations during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable as required by the adoption of SFAS No. 142, Goodwill and Other Intangible Assets. The carrying amount of $11.7 million of goodwill by segment at December 31, 2005 was (i) agricultural of $6.9 million, (ii) earthmoving/construction of $3.6 million, and (iii) consumer of $1.2 million. Based on a discounted cash flow method at December 31, 2005, the Company’s computation showed no impairment. See Notes 12 and 20 for additional information.

Revenue recognition

The Company records sales revenue when products are shipped to customers and both title and the risks and rewards of ownership are transferred. Provisions are established for sales returns and uncollectible accounts based on historical experience. Should these trends change, adjustments would be necessary to the estimated provisions.

Cost of sales

Cost of sales is comprised primarily of direct materials and supplies consumed in the manufacturing of the Company’s products, as well as manufacturing labor, depreciation expense and overhead expense necessary to acquire and convert the purchased materials and supplies into a finished product. Cost of sales also includes all purchasing, receiving, inspection, internal transfers, and related distribution costs.

Selling, general and administrative expense

Selling, general and administrative expense is comprised primarily of sales commissions, marketing expense, selling and administrative wages, management information system costs, legal fees, bank charges, audit fees, depreciation and amortization expense on non-manufacturing assets, and other administrative items.

Warranty costs

The Company provides limited warranties on workmanship on its products in all market segments. The provision for estimated warranty costs is made in the period when such costs become probable and based on past warranty experience. Warranty costs were $2.6 million, $2.4 million, and $2.3 million for the years of 2005, 2004, and 2003, respectively.

Income taxes

Deferred income tax provisions are determined using the liability method whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax basis of assets and liabilities. The Company assesses the realizability of deferred tax asset positions to determine if a valuation allowance is necessary.

Earnings per share

Basic earnings per share (EPS) is computed by dividing consolidated net earnings by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing adjusted consolidated net earnings by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding. Potential common shares consist of outstanding options under the Company’s stock option plans and the conversion of the Company’s senior unsecured convertible notes.

Statement of cash flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers short-term debt securities with an original maturity of three months or less to be cash equivalents.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest paid

The Company paid $7.5 million, $17.9 million, and $19.1 million for interest in 2005, 2004 and 2003, respectively.

Income taxes paid

Titan paid $1.9 million, $0.7 million, and $4.0 million for income taxes in 2005, 2004 and 2003, respectively.

Global market risk

The Company manufactures and sells products and purchases goods in the United States and foreign countries. The Company is potentially subject to foreign currency exchange risk relating to receipts from customers and payments to suppliers in foreign currencies. As a result, the Company’s financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company conducts business. Gains and losses arising from the settlement of foreign currency transactions are charged to the Consolidated Statement of Operations for the related period. Translation adjustments arising from the translation of foreign subsidiary financial statements are recorded in accumulated other comprehensive income in stockholders’ equity in the accompanying consolidated balance sheets.

Environmental liabilities

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and can be reasonably estimated.

Stock-based compensation

At December 31, 2005, the Company has two stock-based compensation plans, which are described in Note 24. The Company applies the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. The weighted-average fair value of options granted during 2005 was $9.56. No stock-based compensation expense has been recorded in the consolidated financial statements as any options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. The Company granted no stock options in 2004 or 2003. The following table illustrates the effect on net income (loss) and income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation (in thousands, except share data):

	2005	2004	2003

Net income (loss) — as reported	$11,042	$11,107	$(36,657)
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(5,255)	0	(9)

Pro forma net income (loss)	$5,787	$11,107	$(36,666)

Income (loss) per share:
Basic — as reported	$.61	$.62	$(1.75)
Basic — pro forma	.32	.62	(1.75)
Diluted — as reported	$.60	$.61	$(1.75)
Diluted — pro forma	.32	.61	(1.75)

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification

Certain amounts from prior years have been reclassified to conform to the current year’s presentation. The 2003 and 2004 Statement of Cash Flows have been revised to reflect the classification of the cash flows related to restricted cash as investing activities.

Use of estimates

The policies utilized by the Company in the preparation of the financial statements conform to accounting principles generally accepted in the United States of America and require management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates and assumptions.

Recently issued accounting standards

Statement of Financial Accounting Standards Number 151

In November 2004, SFAS No. 151, “Inventory Costs,” was issued. This statement amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

Statement of Financial Accounting Standards Number 123(R)

In December 2004, SFAS No. 123, “Share-Based Payment,” was revised. This revised statement will require that the compensation cost relating to share-based payment transactions be recognized in financial statements. Statement 123 (revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. This statement is effective for annual periods beginning after June 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

Statement of Financial Accounting Standards Number 154

In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections,” was issued. This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this interpretation to have a material impact on its financial position, cash flows and results of operations.

2.	GOODYEAR NORTH AMERICAN FARM TIRE ACQUISITION

On December 28, 2005, Titan Tire Corporation, a subsidiary of Titan International, Inc. acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. Titan Tire purchased the assets of Goodyear’s North American farm tire business for approximately $100 million in cash proceeds. The assets purchased include Goodyear’s North American plant, property and equipment located in Freeport, Illinois, and Goodyear’s North American farm tire inventory. The Company funded the acquisition through an increase in its revolving credit facility.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The initial allocation of the Goodyear North American farm tire acquisition was as follows:

Inventory	$40,246
Prepaid and other current assets	4,680
Property, plant and equipment	55,074

$100,000

As a result of the December 28, 2005, transaction date and awaiting final information from the seller, the above allocation has not yet been finalized. Any changes to the allocation will be made by year-end 2006.

The following unaudited pro forma financial information gives effect to the acquisition of the Goodyear North American farm tire acquisition as if the acquisition had taken place on January 1, 2004 and 2005. The pro forma information for the Freeport, Illinois, facility was derived from a carve-out of The Goodyear Tire & Rubber Company’s historical accounting records. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition of assets actually occurred on January 1, 2004, nor is it necessarily indicative of Titan’s future consolidated results of operations or financial position.

Pro forma information for the year (in thousands, except per share data):

	2005	2004

Net sales	$714,293	$761,312
Net income (loss)	10,968	(5,520)
Diluted earnings (loss) per share	.60	(.31)

3.	CASH MERGER OFFER

On October 11, 2005, the Company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. A Special Committee of the Board of Directors of Titan was formed to pursue discussions with One Equity. The offer is subject to reaching a definitive agreement with the customary conditions, due diligence, financing, both One Equity and Titan board approvals and Titan’s stockholders’ approval. There can be no assurance that any agreement will be completed. Mr. Richard M. Cashin, Jr., one of Titan’s directors, is also the Managing Partner of One Equity. Mr. Maurice M. Taylor, Jr., Chief Executive Officer and Chairman of the Board of Directors of Titan, is expected to participate with One Equity Partners. Additionally, Mr. Mitchell I. Quain and Mr. Anthony L. Soave, also directors of Titan, may participate.

The Special Committee consists of Mr. Erwin H. Billig, Mr. Edward J. Campbell and Mr. Albert J. Febbo. No member of the Special Committee is participating with One Equity in the cash merger offer. The Special Committee hired counsel and a financial advisor. The financial advisor is Jefferies & Company, Inc.

4.	SALE OF A MAJORITY INTEREST IN TITAN EUROPE

On April 7, 2004, Titan Luxembourg Sarl, a wholly-owned European subsidiary of the Company, sold 70% of the common stock of Titan Europe to the public on the AIM market in London. Titan Luxembourg was the largest single stockholder in Titan Europe Plc, retaining a 30% interest on the date of the transaction. Titan Luxembourg’s proceeds from the sale of Titan Europe shares were approximately $62 million, before fees and expenses of approximately $2.8 million. The Company recorded cash receipts of $50 million and a five-year note receivable of $9.2 million from the newly created public company, Titan Europe Plc.

In the first quarter of 2004, The Company recognized a $3.0 million goodwill impairment charge on the pending sale of a majority interest in Titan Europe in accordance with the Company’s goodwill impairment policy.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net proceeds from the sale of Titan Europe were used to reduce the Company’s debt balances and $15.0 million of the proceeds were used to purchase the shares of Titan International stock (approximately 4.9 million shares) held by Citicorp Venture Capital, Ltd.

Prior to the April 2004 transaction, Titan Europe was consolidated in the Company’s financial statements. Subsequent to the April 2004 transaction, the Company accounted for its interest in Titan Europe Plc as an equity investment. The Company recognized equity income on its investment in Titan Europe Plc of $2.9 million in 2005 and $1.3 million in 2004. On December 30, 2005, Titan Europe Plc issued additional shares of stock for an acquisition. As a result of these additional shares, the Company’s interest in Titan Europe was diluted and decreased from 29.3% at December 31, 2004, to a 15.4% ownership position at December 31, 2005. With the decreased ownership percentage, effective December 30, 2005, the Company will no longer use the equity method to account for its interest in Titan Europe.

In accordance with SFAS No. 115, the Company will record the Titan Europe Plc investment as an available-for-sale security and report the investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity. The fair value of the Company’s investment in Titan Europe Plc was $48.5 million at December 31, 2005. The carrying value of Titan Europe Plc was $30.0 million at December 31, 2004.

The following is a summary of the Titan Europe results included in the historical results of the Company for the years ended December 31 (in thousands):

	2005	2004	2003

Net sales	$0	$49,446	$143,724
Gross profit	0	8,272	20,281
Income from operations	0	420	5,415

5.	ACCOUNTS RECEIVABLE

The Company had net accounts receivable of $47.1 million and $52.8 million at December 31, 2005 and 2004, respectively. These amounts are net of allowance for doubtful accounts of $5.7 million and $4.3 million for the years ended 2005 and 2004, respectively.

6.	INVENTORIES

Inventories at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Raw material	$42,511	$27,984
Work-in-process	10,939	13,439
Finished goods	74,793	51,054

	128,243	92,477
Adjustment to LIFO basis	(5,551)	(7,819)

	$122,692	$84,658

The significant inventory increase resulted from the December 2005 purchase of Goodyear’s North American farm tire assets. The inventory included in this purchase totaled $40.2 million. See Note 2 for additional information. Included in the above inventory balances at December 31, 2005, and December 31, 2004, are reserves for slow-moving and obsolete inventory of $2.7 million and $2.8 million respectively.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Prepaid supplies	$8,051	$4,364
Other	7,579	5,024

	$15,630	$9,388

The significant prepaid supplies increase resulted from the December 2005 purchase of Goodyear’s North American farm tire assets. The prepaid supplies included in this purchase totaled $3.7 million. See Note 2 for additional information.

8.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Land and improvements	$2,521	$2,003
Buildings and improvements	63,572	34,426
Machinery and equipment	202,598	161,859
Tools, dies and molds	51,859	48,714
Construction-in-process	2,284	508

	322,834	247,510
Less accumulated depreciation	(182,452)	(166,866)

	$140,382	$80,644

The significant increase in property, plant and equipment resulted from the December 2005 purchase of Goodyear’s North American farm tire assets. The property, plant and equipment included in this purchase totaled $55.1 million. See Note 2 for additional information. The balances above do not include idled assets marketed for sale of $18.3 million at December 31, 2005 and $31.2 million at December 31, 2004. Depreciation on fixed assets for the years 2005, 2004 and 2003 totaled $14.3 million, $17.4 million, and $30.0 million, respectively. In addition, $4.7 million and $5.3 million of depreciation was recorded on idled assets marketed for sale in 2005 and 2004, respectively.

9.	IDLED ASSETS MARKETED FOR SALE

In December 2003, the Company’s management and Board of Directors approved the sale of certain operating assets with a carrying value of $37.8 million at December 31, 2003. With the sales process extending more than 12 months, the remaining idled assets were depreciated during the fourth quarter of 2004 in accordance with SFAS No. 144 and reclassified to noncurrent. The idled assets marketed for sale balance was $18.3 million at December 31, 2005, and $31.2 million at December 31, 2004. Included in the December 31, 2005, balance are land and buildings at the Company’s idled facility in Greenwood, South Carolina, of $1.9 million. Machinery and equipment located at the Company’s idled facilities in Brownsville, Texas, and Natchez, Mississippi, totaling $16.4 million are also included in idled assets marketed for sale at December 31, 2005.

Depreciation on these idled assets was $4.7 million, $5.3 million, and $5.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. During 2005 and 2004, approximately $5.8 million and $1.3 million of idled assets were sold or placed back into service. Also in 2005, the Company received a contract for sale for the land and buildings at the Walcott, Iowa facility, which had a book value of $2.4 million. Appraisals from third-party valuation firms indicate that the fair market values of the remaining machinery and equipment at

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these facilities exceed their respective carrying values. The Company has had inquiries regarding these assets and will continue the sales process in 2006. Also, as a result of the Goodyear North American farm asset acquisition, the Company is considering placing some of the idled machinery and equipment back into service at the Des Moines, Iowa, or Freeport, Illinois, facilities.

10.	INVESTMENT IN TITAN EUROPE

The Company accounted for its interest in Titan Europe Plc as an equity investment subsequent to the sale of a majority interest in April 2004. The Company recognized equity income on its investment in Titan Europe Plc of $2.9 million in 2005 and $1.3 million in 2004. On December 30, 2005, Titan Europe Plc issued additional shares of stock for an acquisition. As a result of these additional shares, the Company’s interest in Titan Europe Plc was diluted and decreased from 29.3% at December 31, 2004, to a 15.4% ownership position at December 30, 2005. The Company recorded the change of interest gain to equity in accordance with SAB 51. With the decreased ownership percentage, effective December 30, 2005, the Company will no longer use the equity method to account for its interest in Titan Europe Plc.

In accordance with SFAS No. 115, the Company will record the Titan Europe Plc investment as an available-for-sale security and report the investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity. The fair value of the Company’s investment in Titan Europe Plc was $48.5 million at December 31, 2005. The carrying value of Titan Europe Plc was $30.0 million at December 31, 2004. Cash dividends received from Titan Europe Plc were $0.9 million in 2005 and $0.3 million in 2004. Titan Europe Plc is publicly traded on the AIM market in London. Prior to the sale in April 2004, Titan Europe was consolidated in the Company’s financial statements.

Summarized financial information of Titan Europe Plc for 2004 consisted of the following (in thousands):

December 31,
2004

Current assets	$122,333
Noncurrent assets	92,005

$214,338

Current liabilities	$72,145
Noncurrent liabilities	38,987
Equity	103,206

$214,338

Year Ended
December 31,
2004

Net sales	$196,377
Gross profit	35,157
Income before provision for income taxes	13,111
Net income	6,210

11.	RESTRICTED CASH DEPOSITS

The Company had restricted cash of $0.0 million and $24.5 million at December 31, 2005 and 2004, respectively. The restricted cash of $24.5 million was on deposit for the Dyneer court appeal. The State Court of California allowed the disbursement of the $24.5 million of restricted cash funds held for the Dyneer court appeal in the Vehicular Technologies case during the fourth quarter of 2005. See Note 26 for additional information.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	GOODWILL

The carrying amount of goodwill by segment at December 31, 2005 and 2004, was (i) agricultural of $6.9 million, (ii) earthmoving/construction of $3.6 million, and (iii) consumer of $1.2 million.

The Company reviews goodwill to assess recoverability from future operations during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable as required by the adoption of SFAS No. 142, Goodwill and Other Intangible Assets. Based on a discounted cash flow method at December 31, 2005, the Company’s computation showed no impairment. There can be no assurance that future goodwill tests will not result in an impairment charge.

13.	OTHER ASSETS

Other assets at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Note receivable from Titan Europe Plc	$5,191	$9,633
Deferred financing	4,014	4,494
Other	6,566	7,240

	$15,771	$21,367

The decrease in the note receivable is the result of Titan Europe Plc issuing additional shares to the Company from its December 2005 share offering in partial satisfaction of the note. The note receivable has a variable interest rate of 2% to 4% and an April 2009 redemption date.

14.	OTHER CURRENT LIABILITIES

Other current liabilities at December 31, 2005 and 2004, consisted of the following accruals (in thousands):

	2005	2004

Wages and commissions	$3,381	$3,064
Insurance	2,430	2,017
Warranty	1,838	1,762
Taxes	432	2,977
Other	3,672	3,000

	$11,753	$12,820

15.	WARRANTY COSTS

The Company provides limited warranties on workmanship on its products in all market segments. The majority of the Company’s products have a limited warranty that ranges from zero to ten years with certain products being prorated after the first year. The Company calculates a provision for warranty expense based on past warranty experience. Warranty accruals are included as a component of other current liabilities on the Consolidated Balance Sheets. Changes in the warranty liability consisted of the following (in thousands):

	2005	2004

Warranty liability, January 1	$1,762	$1,508
Provision for warranty liabilities	2,622	2,390
Warranty payments made	(2,546)	(2,136)

Warranty liability, December 31	$1,838	$1,762

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Accrued pension liabilities	$15,476	$18,232
Accrued employment liabilities	2,775	2,896
Accrued stock purchase liability	0	5,000
Other	2,464	2,535

	$20,715	$28,663

The accrued stock purchase liability was settled through the Dyneer legal charge to which it related. See Note 26 for additional information.

17.	REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Long-term debt at December 31, 2005 and 2004, consisted of the following (in thousands):

	2005	2004

Revolving credit facility	$99,100	$44,400
Senior unsecured convertible notes	81,200	115,000
Industrial revenue bonds and other	22,159	10,505

	202,459	169,905
Less amounts due within one year	11,995	217

	$190,464	$169,688

Aggregate maturities of long-term debt are as follows (in thousands):

2006	$11,995
2007	98
2008	99,666
2009	81,200
2010	9,500
Thereafter	0

$202,459

Revolving credit facility

The Company’s $200 million revolving credit facility with agent LaSalle Bank National Association has a 2008 termination date and is collateralized by a first priority security interest in certain assets of Titan and its domestic subsidiaries. The borrowings under the facility bear interest at a floating rate of either prime rate plus 1.5% or LIBOR plus 3.0%. Interest rates at December 31, 2005, ranged from 7.4% to 8.8%. The facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. The Company is in compliance with these covenants and restrictions as of December 31, 2005. In October 2005, this facility was amended. The amendment increased the revolving loan availability to $200 million from $100 million, extended the termination date to October 2008 from the previous termination date of July 2007 and removed General Electric Capital Corporation as a participant.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior unsecured convertible notes

The $81.2 million of 5.25% senior unsecured convertible notes are due 2009. These notes are convertible into shares of the Company’s stock at any time on or before maturity at a conversion rate of 74.0741 shares per $1,000 principal amount of notes ($13.50 per common share), subject to adjustment. This conversion rate would convert all of the notes into approximately 6.0 million shares of the Company’s common stock. In June of 2005, Titan finalized a private transaction to exchange $33.8 million of the Company’s outstanding 5.25% senior unsecured convertible notes due 2009 for 3,022,275 shares of common stock as proposed to the Company by certain note holders. The Company recognized a noncash charge of $7.2 million in connection with this exchange in accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” during the second quarter of 2005.

Industrial revenue bonds and other

Other debt primarily consists of industrial revenue bonds, loans from local and state entities, and other long-term notes. Maturity dates range from one to four years and interest rates vary from a 2% to 8% rate. The increase in the other debt relates to the $11.9 million balance due on the building purchase in Brownsville, Texas. The entire $11.9 million is classified as short-term debt.

Redemption of 8.75% senior subordinated notes

On July 26, 2004, the Company notified the trustee to redeem all of Titan’s outstanding 8.75% senior subordinated notes. On August 26, 2004, the Company redeemed all of the outstanding principal amount ($136.8 million) of these notes at a redemption price of 101.458% per note (expressed as a percentage of the principal amount).

Debt termination expenses

In connection with the termination of the Company’s prior revolving loan agreement and term loan and the redemption of the 8.75% senior subordinated notes, Titan recorded expenses of $3.7 million in the third quarter of 2004. These expenses were related to the (i) redemption premium on the subordinated notes of $2.0 million, (ii) unamortized deferred financing fees of $1.5 million, and (iii) prepayment penalty of $0.2 million.

18.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) consisted of the following (in thousands):

		Minimum
	Currency	Pension
	Translation	Liability
	Adjustments	Adjustments	Total

Balance at January 1, 2004	$2,569	$(23,115)	$(20,546)
Currency translation adjustment attributable to Titan Europe Plc transaction	(1,672)	0	(1,672)
Currency translation adjustments	1,088	0	1,088
Minimum pension liability adjustment, net of tax of $5,060	0	4,564	4,564

Balance at December 31, 2004	1,985	(18,551)	(16,566)
Currency translation adjustments	(3,168)		(3,168)
Minimum pension liability adjustment, net of tax of $10	0	(18)	(18)

Balance at December 31, 2005	$(1,183)	$(18,569)	$(19,752)

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	STOCKHOLDERS’ EQUITY

In June of 2005, Titan finalized a private transaction to exchange $33.8 million of the Company’s outstanding 5.25% senior unsecured convertible notes due 2009 for 3,022,275 shares of common stock as proposed to the Company by certain note holders. The Company recognized a noncash charge of $7.2 million in connection with this exchange in accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” during the second quarter of 2005.

On April 20, 2004, the Company purchased the shares of Titan International stock held by Citicorp Venture Capital, Ltd. (CVC) (approximately 4.9 million shares) for a cash payment of $15.0 million. In connection with this purchase of Titan’s common stock, the Company recorded an accrued contingent liability of $5.0 million for contingent obligations under the stock purchase agreement. Accordingly, these treasury shares were valued at $20.0 million. As of December 31, 2005, the contingent liability was offset to the Dyneer legal charge to which it related. CVC was formerly Titan’s largest single stockholder owning approximately 23% of the total outstanding shares.

In addition, during 2003 the Company repurchased 0.2 million shares of its common stock at a cost of $0.2 million. The Company is authorized by the Board of Directors to repurchase an additional 2.5 million common shares subject to debt agreement covenants. The Company paid cash dividends of $.02 per share of common stock per year for 2005, 2004 and 2003.

20.	GOODWILL IMPAIRMENT ON TITAN EUROPE

On April 7, 2004, Titan Luxembourg Sarl, a wholly-owned European subsidiary of the Company, sold 70% of the common stock of Titan Europe to the public on the AIM market in London. In the first quarter of 2004, the Company recognized a $3.0 million goodwill impairment charge on the pending sale of a majority interest in Titan Europe based on the valuation of Titan Europe inherent in the April 2004 public offering in accordance with the Company’s goodwill impairment policy. The April 2004 consideration for the entire Titan Europe offering was $89.5 million as compared to a book value of $92.5 million, resulting in a goodwill impairment charge of $3.0 million. See Note 4 for additional information.

21.	OTHER INCOME, NET

Other income consisted of the following (in thousands):

	2005	2004	2003

Equity income — Titan Europe Plc	$2,938	$1,278	$0
Interest income	367	669	1,138
Foreign exchange (loss) gain	(1,338)	537	681
Wheels India Ltd. income	0	0	2,398
Loss on investments	0	0	(2,707)
Other (expense) income	(1,009)	(778)	1,273

	$958	$1,706	$2,783

On December 30, 2005, Titan Europe Plc issued additional shares of stock for an acquisition. As a result of these additional shares, the Company’s interest in Titan Europe Plc was diluted and decreased from 29.3% at December 31, 2004, to a 15.4% ownership position at December 30, 2005. With the decreased ownership percentage, effective December 30, 2005, Titan will no longer use the equity method to account for its interest in Titan Europe Plc.

In 2003, the $2.4 million Wheels India Ltd. income was attributed to this Indian entity, which is owned by Titan Europe Plc and was included in the April 2004 sale of a majority interest in Titan Europe.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In July 2003, the Company sold its interest in Polymer Enterprises, Inc. for $4.6 million, with cash proceeds being applied to the Company’s term loan. This investment had been accounted for using the cost method. This sale resulted in a $2.7 million loss on the sale of the investment. Polymer, a privately held company in Greensburg, Pennsylvania, manufactures specialty tires and various rubber-related products for industrial applications.

22.	INCOME TAXES

(Loss) income before income taxes, consisted of the following (in thousands):

	2005	2004	2003

Domestic	$(5,048)	$12,533	$(41,216)
Foreign	2,163	2,682	7,548

	$(2,885)	$15,215	$(33,668)

The (benefit) provision for income taxes, was as follows (in thousands):

	2005	2004	2003

Current
Federal	$549	$2,571	$0
State	0	0	0
Foreign	87	1,537	2,288

	636	4,108	2,288

Deferred
Federal	(13,413)	0	0
State	(1,150)	0	0
Foreign	0	0	701

	(14,563)	0	701

(Benefit) provision for income taxes	$(13,927)	$4,108	$2,989

The (benefit) provision for income taxes differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to pre-tax (loss) income as a result of the following:

	2005	2004	2003

Statutory U.S. federal tax rate	(35.0)%	35.0%	(35.0)%
Valuation allowance	(488.7)	(47.3)	32.8
Nondeductible convertible debt conversion charge	87.7	0.0	0.0
Dyneer legal charge	(60.7)	0.0	0.0
State tax rate change	21.2	0.0	0.0
Repatriation of foreign earnings, net of American Jobs Creation Act benefit	19.0	29.3	0.0
Nondeductible goodwill write-off	0.0	6.9	0.0
Foreign taxes, net	(18.1)	0.0	1.0
State taxes, net	(2.9)	0.0	0.0
Other, net	(5.2)	3.1	10.1

Effective tax rate	(482.7)%	27.0%	8.9%

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal income taxes are provided on earnings of foreign subsidiaries except to the extent that such earnings are expected to be indefinitely reinvested abroad.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2005 and 2004, are as follows (in thousands):

	2005	2004

Deferred tax assets:
Net operating loss carryforward	$14,120	$15,107
Pension	5,619	6,850
Allowance for bad debts	2,148	1,684
Employee benefits and related costs	2,050	2,018
EPA reserve	1,236	1,320
Warranty	699	697
Inventory	459	0
Other	3,025	3,024

Gross deferred tax assets	29,356	30,700
Less valuation allowance	0	(12,381)

Deferred tax assets	29,356	18,319

Deferred tax liabilities:
Fixed assets	(14,705)	(17,587)
Unrealized gain on available-for-sale security	(5,638)	0
Foreign deferred gain	(2,453)	(2,453)
Inventory	0	(732)

Deferred tax liabilities	(22,796)	(20,772)

Net deferred tax asset (liability)	$6,560	$(2,453)

The Company recorded an income tax benefit of $13.9 million and an income tax expense of $4.1 million and $3.0 million for the years ended December 31, 2005, 2004, and 2003, respectively. As a result of several years of previous losses, the Company recorded a valuation allowance against its net deferred tax asset, consistent with the Company’s accounting policies. As a result of anticipated utilization of net operating loss carryforward in connection with its future Federal income tax filings, the Company recorded a tax benefit of $13.9 million as a result of the reversal of the Company’s valuation allowance. The Company’s net operating loss carryforward of approximately $37 million expires in 2023.

American Jobs Creation Act of 2004

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law by the President of the United States of America. This legislation resulted in sweeping revisions to the U.S. Internal Revenue Code and related regulations. The Act provides for a number of changes, including providing taxpayers with an opportunity to repatriate foreign-source income in the U.S. if such repatriated income is invested in the U.S. under a properly approved domestic reinvestment plan. The repatriation provisions of this Act benefited the Company by preserving net operating loss carryforwards.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2004, prior to the passage of the Act, the Company had estimated a $15 million reduction to the valuation allowance related to its net deferred tax asset position. The reduction in this estimate at December 31, 2004, by $7.1 million was due to the repatriation, under the provisions of the Act, of foreign earnings associated with the sale of a majority interest in Titan Europe. This repatriation under the Act allowed the Company to pay a current tax rate of 5.25% on the repatriated foreign earnings rather than utilizing net operating loss carryforwards.

23.	EMPLOYEE BENEFIT PLANS

Pension plans

The Company has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation. The Company also has a frozen contributory defined benefit pension plan covering certain former eligible bargaining employees of its Walcott, Iowa, facility. Additionally, the Company maintains a contributory defined benefit plan that covered former eligible bargaining employees of Dico, Inc. This Dico plan purchased a final annuity settlement contract in October 2002. The Company’s policy is to fund pension costs as required by law, which is consistent with the funding requirements of federal laws and regulations.

The Company’s defined benefit plans have been aggregated in the following table. Included in the December 31, 2005, presentation are the Titan Tire and Walcott plans, which have a projected benefit obligation and accumulated benefit obligation of $71.8 million, exceeding the fair value of plan assets of $56.3 million at December 31, 2005. At December 31, 2004, these plans had a projected benefit obligation and accumulated benefit obligation of $75.7 million, exceeding the fair value of plan assets of $57.5 million. The projected benefit obligation and the accumulated benefit obligation are the same amount since the Plans are frozen and there are no future compensation levels to factor into the obligations. The Company absolved itself from the liabilities associated with the Dico plan with the purchase of a final annuity settlement contract in October 2002. Therefore, the plan no longer maintains a projected or accumulated benefit obligation. The fair value of the Dico plan assets was $0.5 million at December 31, 2005, 2004 and 2003.

The following table provides the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheet of the defined benefit pension plans as of December 31, 2005 and 2004 (in thousands):

	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$75,748	$74,814
Interest cost	4,158	4,465
Actuarial (gain) loss	(1,342)	3,340
Benefits paid	(6,768)	(6,871)

Benefit obligation at end of year	$71,796	$75,748

Change in plan assets:
Fair value of plan assets at beginning of year	$57,985	$50,938
Actual return on plan assets	1,753	5,690
Employer contributions	3,832	8,228
Benefits paid	(6,768)	(6,871)

Fair value of plan assets at end of year	$56,802	$57,985

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004

Reconciliation of funded status:
Benefit obligation more than plan assets	$(14,994)	$(17,763)
Unrecognized prior service cost	1,848	1,985
Unrecognized net loss	28,906	28,933
Unrecognized deferred tax liability	(337)	(393)

Net amount recognized within the consolidated balance sheet	$15,423	$12,762

Amounts recognized in consolidated balance sheet:
Prepaid benefit cost	$483	$470
Intangible asset	1,848	1,985
Accrued benefit costs	(15,476)	(18,232)
Accumulated other comprehensive loss	28,568	28,539

Net amount recognized within the consolidated balance sheet	$15,423	$12,762

Included in the consolidated balance sheets at December 31, 2005 and 2004, are the after tax minimum pension liabilities for the unfunded pension plans of $18.6 million at both dates.

The weighted-average assumptions used in the actuarial computation that derived the benefit obligations at December 31 were as follows:

	2005	2004

Discount rate	5.75%	5.75%
Expected long-term return on plan assets	8.50%	8.50%

The following table provides the components of net periodic pension cost for the plans, settlement cost and the assumptions used in the measurement of the Company’s benefit obligation for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003

Components of net periodic pension cost:
Interest cost	$4,158	$4,465	$4,617
Assumed return on assets	(4,809)	(4,394)	(3,481)
Amortization of unrecognized prior service cost	137	136	144
Amortization of unrecognized deferred taxes	(56)	(56)	(59)
Amortization of net unrecognized loss	1,754	1,609	1,590

Net periodic pension cost	$1,184	$1,760	$2,811

Recognition of prior service cost	$0	$0	$112

The weighted-average assumptions used in the actuarial computation that derived net periodic pension cost for the year ended December 31, were as follows:

	2005	2004	2003

Discount rate	5.75%	6.25%	6.75%
Expected long-term return on plan assets	8.50%	8.50%	8.50%

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The allocation of the fair value of plan assets was as follows:

	Percentage of Plan Assets at		Target
	December 31,		Allocation
Asset Category	2005	2004	2006

U.S. equities(a)	64%	64%	44% - 80%
Fixed income	20%	26%	20% - 40%
Cash and cash equivalents	8%	8%	0% - 20%
International equities(a)	8%	2%	0% - 16%

	100%	100%

(a)	Total equities may not exceed 80% of total plan assets.

The Company invests in a diversified portfolio consisting of an array of asset classes in an attempt to maximize returns while minimizing volatility. These asset classes include U.S. equities, fixed income, cash and cash equivalents, and international equities. The investment objectives are to provide for the growth and preservation of plan assets on a long-term basis through investments in: (i) investment grade securities that provide investment returns that meet or exceed the Standard & Poor’s 500 Index and (ii) investment grade fixed income securities that provide investment returns that meet or exceed the Lehman Government / Corporate Index. The U.S. equities asset category included the Company’s common stock in the amount of $2.7 million (five percent of total plan assets) and $4.2 million (seven percent of total plan assets) at December 31, 2005 and 2004, respectively.

The long-term rate of return for plan assets is determined using a weighted-average of long-term historical returns on cash and cash equivalents, fixed income securities, and equity securities considering the anticipated investment allocation within the plans. The expected return on plan assets is anticipated to be 8.5% over the long-term. This rate assumes historical returns of 10% for equities and 7% for fixed income securities using the plans’ target allocation percentages. Professional investment firms, none of which are Titan employees, manage the plan assets.

Although the 2006 minimum pension funding calculations are not finalized, the Company estimates those funding requirements will be approximately $3.3 million.

Projected benefit payments from the plans as of December 31, 2005, are estimated as follows (in thousands):

2006	$6,356
2007	6,196
2008	6,079
2009	6,021
2010	5,841
2011-2015	27,590

401(k)

The Company sponsors four 401(k) retirement savings plans. One plan is for the benefit of substantially all employees who are not covered by a collective bargaining arrangement. Formerly, Titan provided a 50% matching contribution in the form of the Company’s common stock on the first 6% of the employee’s contribution in this plan. This contribution was discontinued in November 2003. Beginning in July of 2004, Titan provides a 25% matching contribution in the form of the Company’s common stock on the first 6% of the employee’s contribution in this plan. A second plan is for employees covered by a collective bargaining arrangement at Titan Tire Corporation and does not include a Company matching contribution. Employees are fully vested with respect to their contributions. The Company issued 18,645 shares and 623,938 shares of treasury stock in connection with these 401(k) plans during 2005 and 2003, respectively. Expenses to the Company related to these 401(k) plans were $0.3 million and

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.6 million in 2005 and 2003, respectively. There was no treasury stock issued or expense recorded for the 401(k) plan in 2004 as the Company used forfeited shares within the plan to satisfy matching contributions.

Previously, the Company adopted 401(k) plans for the employees of Titan Tire Corporation of Texas and the employees of Titan Tire Corporation of Natchez. These plans relate to the idled facilities in Brownsville, Texas, and Natchez, Mississippi. The matching contributions on these 401(k) plans were discontinued in November 2003. Expenses for the Company’s matching contribution were $0.1 million for 2003.

24.	STOCK OPTION PLANS

Stock Incentive Plan

The Company adopted the 1993 Stock Incentive Plan (the Plan) to provide grants of stock options as a means of attracting and retaining qualified employees for the Company. There will be no additional issuance of stock options under this plan as it has expired. Options previously granted are now fully vested and expire 10 years from the grant date of the option.

Non-Employee Director Stock Option Plan

The Company adopted the 1994 Non-Employee Director Stock Option Plan (the Director Plan) to provide for grants of stock options as a means of attracting and retaining qualified independent directors for the Company. There will be no additional issuance of stock options under this plan as it has expired. Options previously granted are now fully vested and expire 10 years from the grant date of the option.

2005 Equity Incentive Plan

The Company adopted the 2005 Equity Incentive Plan to provide stock options as a means of attracting and retaining qualified independent directors and employees for the Company. A total of 2.1 million shares are reserved for the plan. The exercise price of stock options may not be less than the fair market value of the common stock on the date of the grant. The vesting and term of each option is set by the Board of Directors. In 2005, a total of 890,380 options were issued under this plan. Options granted are now fully vested and expire 10 years from the grant date of the option.

The following is a summary of activity in the stock option plans for 2003, 2004 and 2005:

		Weighted-
	Shares Subject	Average
	to Option	Exercise Price

Outstanding, January 1, 2003	1,024,600	$11.37
Granted	0	—	(a)
Canceled/Expired	(75,950)	12.40

Outstanding, December 31, 2003	948,650	11.29
Granted	0	—	(a)
Exercised	(23,570)	8.00
Canceled/Expired	(122,690)	12.16

Outstanding, December 31, 2004	802,390	11.25
Granted	890,380	15.20
Exercised	(135,860)	11.04
Canceled/Expired	(9,400)	13.47

Outstanding, December 31, 2005	1,547,510	$13.53

(a)	The Company granted no options during 2004 or 2003.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options outstanding and exercisable as of December 31, 2005, were as follows:

		Options Outstanding		Options Exercisable
			Weighted		Weighted
	Weighted Average	Number of	Average	Number of	Average
Price Range	Contractual Life	Options	Exercise Price	Options	Exercise Price

$ 4.54 - $ 6.69	5.3 years	144,000	$5.55	144,000	$5.55
$ 8.00 - $ 9.50	3.2 years	193,610	$8.42	193,610	$8.42
$12.75 - $14.45	7.8 years	585,245	$13.33	585,245	$13.33
$16.00 - $18.00	7.0 years	624,655	$17.14	624,655	$17.14

		1,547,510	$13.53	1,547,510	$13.53

The Company applies the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. No stock-based compensation expense was recorded during 2005, 2004, or 2003. The Company granted no options during 2004 or 2003.

The fair value of each option used for disclosure requirements of SFAS No. 123 is calculated at the time of issue using the Black-Scholes option-pricing model with the following assumptions used for grants in 2005:

	2005	2004(a)	2003(a)

Stock price volatility	66%	n/a	n/a
Risk-free interest rate	3.7%-4.4%	n/a	n/a
Expected life of options	6 years	n/a	n/a
Dividend yield	.43%-.62%	n/a	n/a

(a)	The Company granted no options during 2004 or 2003.

25.	LEASE COMMITMENTS

The Company leases certain buildings and equipment under operating leases. A building in Brownsville, Texas, which had previously been leased, was purchased in November 2005 for $13.0 million. The purchase price of the building of $13.0 million is payable in twelve monthly installments of approximately $1.1 million. Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by the Company. Total rental expense was $3.2 million, $2.9 million, and $5.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

At December 31, 2005, future minimum rental commitments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows (in thousands):

2006	$1,660
2007	1,258
2008	723
2009	324
2010	46
Thereafter	0

Total future minimum lease payments	$4,011

26.	LITIGATION

The State Court of California allowed the disbursement of the $24.5 million of restricted cash funds held for the Dyneer court appeal in the Vehicular Technologies case during the fourth quarter of 2005. Titan recognized the

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dyneer legal charge for the judgment of approximately $15.2 million for this case. The Company received $4.3 million of the cash funds and is still awaiting the calculation of interest earned on the funds along with the associated receipt of interest to determine the amount of interest income to be recorded, which cannot be reasonably estimated at this time. See Note 16 for additional information.

The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse affect on the financial condition or results of operations of the Company. However, due to the difficult nature of predicting future legal claims, the Company cannot anticipate or predict the material adverse effect on its operations, cash flows or financial condition as a result of efforts to comply with or its liabilities pertaining to legal judgments.

27.	CONCENTRATION OF CREDIT RISK

Net sales to Deere & Company in Titan’s agricultural, earthmoving/construction, and consumer markets represented 20%, 22%, and 14% of the Company’s consolidated revenues for the years ended December 31, 2005, 2004, and 2003, respectively. Net sales to CNH Global N.V. in Titan’s three markets represented 11%, 11%, and 12% of the Company’s consolidated revenues for the years ended December 31, 2005, 2004, and 2003, respectively. No other customer accounted for more than 10% of Titan’s net sales in 2005, 2004 or 2003.

28.	RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the Chief Executive Officer of the Company. During 2005, 2004 and 2003, sales of Titan product to these companies were approximately $6.5 million, $4.6 million and, $6.5 million, respectively. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.6 million, $1.5 million, and $1.2 million during 2005, 2004 and 2003, respectively. These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to Titan than comparable sales and commissions to unaffiliated third parties. At December 31, 2005 and 2004, Titan had trade receivables of approximately $0.9 million and $1.4 million due from these companies, respectively.

29.	SEGMENT AND GEOGRAPHICAL INFORMATION

The Company has aggregated its operating units into reportable segments based on its three customer markets: agricultural, earthmoving/construction and consumer. These segments are based on the information used by the chief executive officer and chief operating officer to make operating decisions, allocate capital, and assess performance. The accounting policies of the segments are the same as those described in Note 1, “Description of Business and Significant Accounting Policies.” Sales between segments are priced at certain margins over the cost to manufacture and all intersegment revenues are eliminated in consolidation. Segment external revenues, expenses and income from operations are determined on the basis of the results of operations of operating units of manufacturing facilities. Segment assets are generally determined on the basis of the tangible assets located at such operating units’ manufacturing facilities and the intangible assets associated with the acquisitions of such operating units. However, certain operating units’ goodwill and property, plant and equipment balances are carried at the corporate level.

Titan is organized primarily on the basis of products being included in three marketing segments, with each reportable segment including wheels, tires and wheel/tire assemblies.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents information about certain revenues and expenses, income (loss) from operations and segment assets used by the chief operating decision maker of the Company as of and for the years ended December 31, 2005, 2004, and 2003 (in thousands):

		Earthmoving/		Reconciling		Consolidated
	Agricultural	Construction	Consumer	Items		Totals

2005
Revenues from external Customers	$310,361	$131,982	$27,790	$0		$470,133
Intersegment revenues	47,059	24,005	2,507	0		73,571
Depreciation & amortization	11,738	5,183	1,447	2,378	(a)	20,746
Income (loss) from operations	31,750	17,664	1,825	(39,240	)(b)	11,999
Total assets	239,581	89,241	22,963	88,971	(c)	440,756
Capital expenditures	3,365	1,615	230	1,542	(d)	6,752
2004
Revenues from external Customers	$316,235	$160,297	$34,039	$0		$510,571
Intersegment revenues	49,905	25,454	2,722	0		78,081
Depreciation & amortization	12,084	6,980	1,585	4,258	(a)	24,907
Income (loss) from operations	38,585	16,627	1,891	(23,781	)(b)	33,322
Total assets	173,335	78,116	17,211	85,504	(c)	354,166
Capital expenditures	2,493	1,417	185	233	(d)	4,328
2003
Revenues from external Customers	$288,545	$169,087	$34,040	$0		$491,672
Intersegment revenues	66,216	34,158	6,106	0		106,480
Depreciation & amortization	15,680	9,850	1,917	4,830	(a)	32,277
Income (loss) from operations	4,908	4,030	(297)	(24,861	)(b)	(16,220)
Total assets	246,138	144,580	27,130	105,236	(c)	523,084
Capital expenditures	8,701	5,195	421	247	(d)	14,564

(a)	Represents depreciation expense related to property, plant and equipment carried at the corporate level.

(b)	Represents corporate expenses including those referred to in (a). Includes Dyneer legal charge of $15.2 million in 2005.

(c)	Represents property, plant and equipment and goodwill related to certain acquisitions and other corporate assets.

(d)	Represents corporate capital expenditures.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents information by geographic area as of and for the years ended December 31, 2005, 2004, and 2003 (in thousands):

	United		Other	Consolidated
	States	Italy	Countries	Totals

2005
Revenues from external customers	$470,133	$0	$0	$470,133
Intersegment revenues	73,571	0	0	73,571
Long-lived assets(a)	152,084	0	0	152,084
2004
Revenues from external customers	$461,125	$29,584	$19,862	$510,571
Intersegment revenues	74,030	1,930	2,121	78,081
Long-lived assets(b)	92,346	0	0	92,346
2003
Revenues from external customers	$347,948	$88,613	$55,111	$491,672
Intersegment revenues	98,192	2,005	6,283	106,480
Long-lived assets(c)	97,163	34,967	25,175	157,305

(a)	Idled assets marketed for sale in the amount of $18.3 million are not included in the 2005 long-lived assets.

(b)	Idled assets marketed for sale in the amount of $31.2 million are not included in the 2004 long-lived assets.

(c)	Assets held for sale in the amount of $37.8 million are not included in the 2003 long-lived assets.

30.	EARNINGS PER SHARE

Earnings (loss) per share for 2005, 2004 and 2003, are (amounts in thousands, except share and per share data):

	Net Income	Weighted-		Per Share
	(Loss)	Average Shares		Amount

2005
Basic earnings per share	$11,042	18,052,946		$.61

Effect of stock options	0	230,663

Diluted earnings per share(a)	$11,042	18,283,609		$.60

2004
Basic earnings per share	$11,107	17,798,483		$.62

Effect of stock options	0	75,247
Effect of convertible notes	2,137	3,700,669

Diluted earnings per share	$13,244	21,574,399		$.61

2003
Basic and diluted loss per share	$(36,657)	20,983,814	(b)	$(1.75)

(a)	The effect of convertible notes has not been included as they were anti-dilutive. The weighted-average share amount excluded for convertible notes totaled 7,146,627 shares.

(b)	The option price exceeded the average market price during the year; therefore, there was no stock option effect.

TITAN INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

31.  SUPPLEMENTARY DATA — QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

									Year Ended
Quarter Ended	March 31		June 30		September 30		December 31		December 31
	(All amounts in thousands, except per share data)

2005
Net sales	$136,129		$134,709		$102,712		$96,583		$470,133
Gross profit	24,081		22,502		10,973		6,654		64,210
Net income (loss)	11,201		4,200	(a)	1,182		(5,541	)(b)	11,042
Per share amounts:(c)
Basic	.68		.25	(a)	.06		(.28	)(b)	.61
Diluted	.51		.23	(a)	.06		(.28	)(b)	.60
2004
Net sales	$166,976		$121,188		$116,487		$105,920		$510,571
Gross profit	27,293		21,316		17,801		13,090		79,500
Net income (loss)	5,276	(d)	5,643		1,481	(e)	(1,293	)(f)	11,107
Per share amounts:(c)
Basic	.25	(d)	.32		.09	(e)	(.08	)(f)	.62
Diluted	.25	(d)	.32		.09	(e)	(.08	)(f)	.61

(a)	Noncash convertible debt conversion charge of $7.2 million was included in the quarter ended June 30, 2005.

(b)	Dyneer legal charge of $15.2 million and income tax benefit of $13.9 million were included in the quarter ended December 31, 2005.

(c)	As a result of the variances in the outstanding share balances, the year-end per share amounts do not agree to the sum of the quarters.

(d)	Goodwill impairment charge on Titan Europe of $3.0 million was included in the quarter ended March 31, 2004.

(e)	Debt termination expense of $3.7 million was included in the quarter ended September 30, 2004.

(f)	Depreciation expense on idled assets marketed for sale of $5.3 million was included in the quarter ended December 31, 2004. No depreciation expense was recorded on idled assets in the first three quarters of 2004 in accordance with SFAS No. 144.

TITAN INTERNATIONAL, INC.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Amounts in thousands, except earnings per share data)

Net sales	$156,120	$102,712	$513,891	$373,550
Cost of sales	139,040	91,739	443,255	315,994

Gross profit	17,080	10,973	70,636	57,556
Selling, general & administrative expenses	10,358	7,418	30,312	24,256
Royalty expense	1,113	0	3,952	0
Idled assets marketed for sale depreciation	902	1,312	2,722	3,992

Income from operations	4,707	2,243	33,650	29,308
Interest expense	(4,565)	(1,781)	(11,997)	(6,723)
Noncash convertible debt conversion charge	0	0	0	(7,225)
Other income (expense)	671	(91)	2,820	1,223

Income before income taxes	813	371	24,473	16,583
Provision (benefit) for income taxes	325	(811)	9,789	0

Net income	$488	$1,182	$14,684	$16,583

Earnings per common share:
Basic	$.02	$.06	$.75	$.94
Diluted	.02	.06	.65	.83
Average common shares outstanding:
Basic	19,731	19,422	19,670	17,570
Diluted	20,060	19,617	26,027	25,298

See accompanying Notes to Consolidated Condensed Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2006	2005
	(Amounts in thousands, except share data)

ASSETS
Current assets
Cash and cash equivalents	$281	$592
Accounts receivable (net allowance of $6,517 and $5,654, respectively)	97,426	47,112
Inventories	172,485	122,692
Deferred income taxes	11,775	20,141
Prepaid and other current assets	19,646	15,630

Total current assets	301,613	206,167
Property, plant and equipment, net	171,108	140,382
Idled assets marketed for sale	15,215	18,267
Investment in Titan Europe Plc	49,196	48,467
Goodwill	11,702	11,702
Other assets	17,897	15,771

Total assets	$566,731	$440,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt (including current portion of long-term debt)	$2,255	$11,995
Accounts payable	49,580	24,435
Other current liabilities	37,392	11,753

Total current liabilities	89,227	48,183
Long-term debt	258,590	190,464
Deferred income taxes	13,837	13,581
Other long-term liabilities	18,382	20,715

Total liabilities	380,036	272,943

Stockholders’ equity
Common stock (no par, 60,000,000 shares authorized, 30,577,356 issued)	30	30
Additional paid-in capital	257,027	255,299
Retained earnings	46,442	32,053
Treasury stock (at cost, 10,819,024 and 11,074,150 shares, respectively)	(97,526)	(99,817)
Accumulated other comprehensive loss	(19,278)	(19,752)

Total stockholders’ equity	186,695	167,813

Total liabilities and stockholders’ equity	$566,731	$440,756

See accompanying Notes to Consolidated Condensed Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

						Accumulated
						Other
	Number of		Additional			Comprehensive
	Common	Common	Paid-in	Retained	Treasury	Income
	Shares	Stock	Capital	Earnings	Stock	(Loss)	Total
	(All amounts in thousands, except share data)

Balance January 1, 2006	19,503,206	$30	$255,299	$32,053	$(99,817)	$(19,752)	$167,813

Comprehensive income:
Net income				14,684			14,684
Unrealized gain on investment, net of tax						474	474

Comprehensive income				14,684		474	15,158
Dividends paid on common stock				(295)			(295)
Exercise of stock options	246,420		1,645		2,213		3,858
Issuance of treasury stock under 401(k) plan	8,706		83		78		161

Balance September 30, 2006	19,758,332	$30	$257,027	$46,442	$(97,526)	$(19,278)	$186,695

See accompanying Notes to Consolidated Condensed Financial Statements.

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2006	2005
	(Amounts in thousands)

Cash flows from operating activities:
Net income	$14,684	$16,583
Adjustments to reconcile net income to net cash (used for) provided by operating activities (net of the effects of acquisitions):
Depreciation and amortization	19,460	15,854
Noncash convertible debt conversion charge	0	7,225
Deferred income tax provision	8,745	0
Excess tax benefit from stock options exercised	(379)	0
(Increase) decrease in current assets:
Accounts receivable	(50,314)	(3,772)
Inventories	(38,390)	5,717
Prepaid and other current assets	(3,016)	(1,019)
Increase (decrease) in current liabilities:
Accounts payable	25,145	(3,960)
Other current liabilities	15,739	1,637
Other, net	(5,036)	(2,646)

Net cash (used for) provided by operating activities	(13,362)	35,619

Cash flows from investing activities:
Acquisition of off-the-road (OTR) assets	(44,000)	0
Capital expenditures	(4,844)	(3,083)
Other	36	388

Net cash used for investing activities	(48,808)	(2,695)

Cash flows from financing activities:
Proceeds (payments) on revolving credit facility, net	68,200	(33,900)
Payments of debt	(9,814)	(177)
Proceeds from exercise of stock options	3,453	1,185
Excess tax benefit from stock options exercised	379	0
Payment of financing fees	(225)	(500)
Dividends paid	(295)	(261)
Other, net	161	193

Net cash provided by (used for) financing activities	61,859	(33,460)

Net decrease in cash and cash equivalents	(311)	(536)
Cash and cash equivalents at beginning of period	592	1,130

Cash and cash equivalents at end of period	$281	$594

See accompanying Notes to Consolidated Condensed Financial Statements.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements
(Unaudited)

1.	ACCOUNTING POLICIES

In the opinion of Titan International, Inc. (Titan or the Company), the accompanying unaudited consolidated condensed financial statements contain all adjustments that are normal and recurring in nature and necessary to fairly state the Company’s financial position as of September 30, 2006, the results of operations for the three and nine months ended September 30, 2006 and 2005, and cash flows for the nine months ended September 30, 2006 and 2005.

Accounting policies have continued without significant change and are described in the Summary of Significant Accounting Policies contained in the Company’s 2005 Annual Report on Form 10-K. These interim financial statements have been prepared pursuant to the Securities and Exchange Commission’s rules for Form 10-Q’s and, therefore, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2005 Annual Report on Form 10-K.

Reclassification

Certain amounts from prior years have been reclassified to conform to the current year’s presentation.

2.	ACQUISITIONS

Acquisition of Goodyear’s North American Farm Tire Assets

On December 28, 2005, Titan Tire Corporation, a subsidiary of Titan International, Inc., acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. Titan Tire purchased the assets of Goodyear’s North American farm tire business for approximately $100 million in cash proceeds. The assets purchased include Goodyear’s North American plant, property and equipment located in Freeport, Illinois, and Goodyear’s North American farm tire inventory. This acquisition expanded Titan’s product offering into Goodyear branded farm tires and added the manufacturing capacity of the Freeport, Illinois, facility.

Acquisition of Continental’s OTR Assets

On July 31, 2006, Titan Tire Corporation of Bryan, a subsidiary of Titan International, Inc., acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan Tire Corporation of Bryan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, of approximately $41 million, inventory of approximately $11 million, and other current asset of approximately $1 million. This acquisition expanded Titan’s product offering into larger earthmoving, construction and mining tires and added the manufacturing capacity of the Bryan, Ohio, facility.

The initial allocation of the Continental OTR asset acquisition was as follows:

Inventory	$10,500
Prepaid and other current assets	1,000
Property, plant and equipment	41,400

$52,900

As a result of the July 31, 2006, recent transaction date, the Company has not completed its final allocation of the purchase price to the acquired assets. However, the Company recorded a preliminary allocation for purchased

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

intangible assets of approximately $1 million and a preliminary acquired warranty liability of approximately $1 million. Any changes to the acquisition allocation will be made by July, 2007.

Pro forma financial information

The following unaudited pro forma financial information gives effect to the acquisition of Goodyear’s North American farm tire assets and the acquisition of Continental’s OTR assets as if the acquisitions had taken place on January 1, 2005. The pro forma information for the Freeport, Illinois, facility was derived from a carve-out of The Goodyear Tire & Rubber Company’s historical accounting records. The pro forma information for the Bryan, Ohio, facility was derived from a carve-out of Continental’s OTR historical accounting records.

Pro forma information for the three and nine months ended is as follows (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$167,883	$195,070	$596,233	$649,858
Income before income taxes	2,700	4,051	37,685	24,166
Net income	1,620	3,382	22,611	21,110
Diluted earnings per share	.08	.17	.95	1.01

The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisitions actually occurred on January 1, 2005, nor is it necessarily indicative of Titan’s future consolidated results of operations or financial position.

3.	INVENTORIES

Inventories consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Raw materials	$59,044	$42,511
Work-in-process	12,391	10,939
Finished goods	103,643	74,793

	175,078	128,243
Reduction to LIFO basis	(2,593)	(5,551)

	$172,485	$122,692

Inventories were $172.5 million and $122.7 million at September 30, 2006, and December 31, 2005, respectively. At September 30, 2006, cost is determined using the first-in, first-out (FIFO) method for approximately 77% of inventories and the last-in, first-out (LIFO) method for approximately 23% of the inventories. At December 31, 2005, the FIFO method was used for approximately 71% of the inventories and LIFO was used for approximately 29% of the inventories. The LIFO reduction changed primarily as a result of fluctuations within the composition of LIFO inventory layers. Included in the inventory balances were reserves for slow-moving and obsolete inventory of $3.0 million and $2.7 million at September 30, 2006, and December 31, 2005, respectively.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Land and improvements	$2,621	$2,521
Buildings and improvements	73,117	63,572
Machinery and equipment	234,298	202,598
Tools, dies and molds	55,856	51,859
Construction-in-process	2,699	2,284

	368,591	322,834
Less accumulated depreciation	(197,483)	(182,452)

	$171,108	$140,382

Property, plant and equipment, net was $171.1 million and $140.4 million at September 30, 2006, and December 31, 2005, respectively. The property, plant and equipment balances do not include idled assets marketed for sale of $15.2 million at September 30, 2006, and $18.3 million at December 31, 2005. Depreciation on fixed assets for the nine months ended September 30, 2006 and 2005, totaled $14.9 million and $10.6 million, respectively. In addition, depreciation on idled assets marketed for sale was $2.7 million and $4.0 million for the nine months ended September 30, 2006 and 2005, respectively.

5.	IDLED ASSETS MARKETED FOR SALE

Idled assets marketed for sale consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Carrying value of idled assets	$15,215	$18,267

The idled assets marketed for sale are being depreciated in accordance with SFAS No. 144. Depreciation on these idled assets was $2.7 million and $4.0 million for the nine months ended September 30, 2006 and 2005, respectively.

During the first nine months of 2006, approximately $0.3 million of idled assets were placed back into service. The idled assets balance at September 30, 2006, was $15.2 million. Included in the September 30, 2006, balance are land and a building at the Company’s idled facility in Greenwood, South Carolina, totaling $1.8 million. Machinery and equipment located at the Company’s idled facilities in Brownsville, Texas, and Natchez, Mississippi, totaling $13.4 million, are also included in idled assets marketed for sale at September 30, 2006. With the assistance of independent appraisals, the Company has concluded that the fair market values of the machinery and equipment at these facilities exceed their respective carrying values. The Company has had inquiries regarding these assets and continues the marketing process for sale of these assets. However, at this time, there are no pending sales contracts related to these assets. As a result of the Goodyear North American farm tire asset acquisition and the Continental OTR asset acquisition, the Company is considering placing certain assets of the idled machinery and equipment back into service at the Des Moines, Iowa, Freeport, Illinois, and Bryan, Ohio facilities.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

6.	INVESTMENT IN TITAN EUROPE PLC

Investment in Titan Europe Plc consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Investment in Titan Europe Plc	$49,196	$48,467

As of September 30, 2006, the Company owns a 15.4% stock ownership interest in Titan Europe Plc. In accordance with SFAS No. 115, the Company records the Titan Europe Plc investment as an available-for-sale security and reports the investment at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of comprehensive income in stockholders’ equity. The fair value of the Company’s investment in Titan Europe Plc was $49.2 million at September 30, 2006, and $48.5 million at December 31, 2005. Titan Europe Plc is publicly traded on the AIM market in London, England.

The Company has a note receivable from Titan Europe Plc, which is classified within other assets on the consolidated condensed balance sheet. The balance of this note was $5.6 million at September 30, 2006 and $5.2 million at December 31, 2005. The increase in the note receivable balance resulted from currency exchange fluctuations.

7.	GOODWILL

The carrying amount of goodwill by segment consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Agricultural segment	$6,912	$6,912
Earthmoving/construction segment	3,552	3,552
Consumer segment	1,238	1,238

	$11,702	$11,702

The Company reviews goodwill to assess recoverability from future operations during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. No goodwill charges were recorded in the first nine months of 2006 or 2005. There can be no assurance that future goodwill tests will not result in a charge to earnings.

8.	REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

	September 30,	December 31,
	2006	2005

Revolving credit facility	$167,300	$99,100
Senior unsecured convertible notes	81,200	81,200
Industrial revenue bonds and other	12,345	22,159

	260,845	202,459
Less: Amounts due within one year	2,255	11,995

	$258,590	$190,464

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

Aggregate maturities of long-term debt at September 30, 2006, were as follows (in thousands):

October 1 — December 31, 2006	$2,182
2007	98
2008	167,865
2009	81,200
2010	9,500
Thereafter	0

$260,845

Revolving credit facility

The Company’s $250 million revolving credit facility with agent LaSalle Bank National Association has a 2008 termination date and is collateralized by a first priority security interest in certain assets of Titan and its domestic subsidiaries. The borrowings under the facility bear interest at a floating rate of either prime rate plus 1.25% or LIBOR plus 2.75%. Interest rates at September 30, 2006, range from approximately 8% to 9.75%. The facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. The Company was in compliance with these covenants and restrictions as of September 30, 2006.

Credit Facility Amendment

On June 28, 2006, the Company entered into a contingent amendment to its revolving credit facility with LaSalle Bank National Association. The amendment became effective on July 31, 2006, upon the closing of Titan’s acquisition of the assets of the off-the-road (OTR) tire manufacturing facility in Bryan, Ohio, from Continental Tire North America. The amendment increased the revolving loan availability from $200 million to $250 million.

Senior unsecured convertible notes

The $81.2 million of 5.25% senior unsecured convertible notes are due 2009. These notes are convertible by the holders into shares of the Company’s stock at any time on or before maturity at a conversion rate of 74.0741 shares per $1,000 principal amount of notes ($13.50 per common share), subject to adjustment. This conversion rate would convert all of the notes into approximately 6.0 million shares of the Company’s common stock.

Industrial revenue bonds and other

Other debt primarily consists of industrial revenue bonds, loans from local and state entities, and other long-term notes. Maturity dates on this debt range from one to four years and interest rates ranged from 3% to 9%. Other debt includes the balance due on the Brownsville building of $2.2 million and $11.9 million at September 30, 2006, and December 31, 2005, respectively. The entire debt on the Brownsville building is classified as short-term debt.

9.	WARRANTY COSTS

The Company provides limited warranties on workmanship on its products in all market segments. The Company’s products have a limited warranty that ranges from zero to ten years, with certain products being prorated after the first year. The Company calculates a provision for warranty expense based on past warranty experience. The warranty amount increases in the first nine months of 2006 were related to the Company’s significantly higher sales levels and the acquisitions of Goodyear’s North American farm tire assets and Continental’s OTR assets.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

Warranty accruals are included as a component of other current liabilities on the Consolidated Condensed Balance Sheets. Changes in the warranty liability consisted of the following (in thousands):

	2006	2005

Warranty liability, January 1	$1,838	$1,762
Provision for and assumption of warranty liabilities	4,851	1,839
Warranty payments made	(2,759)	(1,658)

Warranty liability, September 30	$3,930	$1,943

10.	EMPLOYEE BENEFIT PLANS

The Company has two frozen defined benefit pension plans and one defined benefit plan that purchased a final annuity settlement in 2002. The components of net periodic pension cost consisted of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Interest cost	$983	$1,039	$2,949	$3,117
Expected return on assets	(1,168)	(1,202)	(3,504)	(3,606)
Amortization of unrecognized prior service cost	34	34	102	102
Amortization of unrecognized deferred taxes	(14)	(14)	(42)	(42)
Amortization of net unrecognized loss	462	439	1,386	1,317

Net periodic pension cost	$297	$296	$891	$888

During the nine months ended September 30, 2006, the Company contributed $3.1 million to the frozen defined benefit pension plans. The Company expects to contribute approximately $0.9 million to the pension plans during the remainder of 2006.

11.	LEASE COMMITMENTS

The Company leases certain buildings and equipment under operating leases. Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by the Company.

At September 30, 2006, future minimum commitments under noncancellable operating leases with initial or remaining terms of one year were as follows (in thousands):

October 1 — December 31, 2006	$935
2007	2,561
2008	1,509
2009	946
2010	646
Thereafter	338

Total future minimum lease payments	$6,935

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

12.	SEGMENT INFORMATION

The table below presents information about certain revenues and income from operations used by the chief operating decision maker of the Company for the three and nine months ended September 30, 2006 and 2005 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2006		September 30, 2006
	2006	2005	2006	2005

Revenues from external customers
Agricultural	$89,014	$64,595	$329,708	$244,873
Earthmoving/construction	56,683	31,303	117,489	106,165
Consumer(a)	10,423	6,814	66,694	22,512

Consolidated totals	$156,120	$102,712	$513,891	$373,550

Income from Operations
Agricultural	$2,445	$4,221	$34,412	$29,460
Earthmoving/construction	8,643	3,485	18,344	15,978
Consumer	401	244	2,076	1,798
Reconciling items(b)	(6,782)	(5,707)	(21,182)	(17,928)

Consolidated totals	$4,707	$2,243	$33,650	$29,308

Assets by segment were as follows (in thousands):

	September 30,	December 31,
Total Assets	2006	2005

Agricultural segment	$296,743	$239,581
Earthmoving/construction segment	177,100	89,241
Consumer segment	27,483	22,963
Reconciling items(c)	65,405	88,971

Consolidated totals	$566,731	$440,756

(a)	Sales to The Goodyear Tire & Rubber Company for the three and nine months ended September 30, 2006, the majority of which are included in the consumer segment, were approximately $6 million and approximately $44 million, respectively.

(b)	Represents corporate expenses and depreciation and amortization expense related to property, plant and equipment carried at the corporate level.

(c)	Represents property, plant and equipment and other corporate assets.

13.	ROYALTY EXPENSE

The December 2005 Goodyear North American farm tire asset acquisition included a license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America. Royalty expenses recorded for the three and nine months ended September 30, 2006, were $1.1 million and $4.0 million, respectively. No royalty expense was recorded in the three and nine months ended September 30, 2005, as this license agreement was not yet in place during those respective periods of time.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

14.	NONCASH CONVERTIBLE DEBT CONVERSION CHARGE

In June 2005, Titan finalized a private transaction in which the Company issued 3,022,275 shares of common stock in exchange for the cancellation of $33.8 million principal amount of the Company’s outstanding 5.25% senior convertible notes due 2009, as proposed to the Company by certain note holders. The Company recognized a noncash charge of $7.2 million in connection with this exchange in accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” during the second quarter of 2005. This charge does not reflect $0.8 million of interest previously accrued on the notes. The exchange resulted in an increase to additional paid-in capital of approximately $41.0 million.

15.	OTHER INCOME

Other income consisted of the following (in thousands):

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005

Interest income	$162	$83	$1,518	$222
Dividend income — Titan Europe Plc	470	0	1,281	0
Foreign exchange gain (loss)	232	(239)	640	(1,139)
Equity income — Titan Europe Plc	0	322	0	2,360
Other expense	(193)	(257)	(619)	(220)

	$671	$(91)	$2,820	$1,223

Interest income for the nine months ended September 30, 2006, includes $1.1 million of interest income received in March 2006 regarding the final calculation of interest earned associated with restricted cash previously on deposit for the Dyneer legal case. As a result of decreased ownership percentage in Titan Europe Plc, effective December 2005, the Company no longer uses the equity method to account for its interest in Titan Europe Plc.

16.	INCOME TAXES

The Company recorded income tax expense of $0.3 million and $9.8 million for the three and nine months ended September 30, 2006, respectively, as compared to an income tax benefit of $0.8 million and income tax expense of $0 for the three and nine months ended September 30, 2005. During the nine months ended September 30, 2005, the Company’s income tax expense differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to income before income taxes primarily as a result of the partial reversal of the valuation allowance recorded against the Company’s domestic net deferred income tax asset balance. As a result of several years of previous losses, the Company had recorded a full valuation allowance against its net deferred income tax asset, consistent with the Company’s accounting policies. During the fourth quarter of 2005, based upon anticipated utilization of net operating loss carryforwards in connection with its future federal income tax filings, the Company reversed the remainder of this valuation allowance. As a result of this reversal, the Company’s effective income tax rate was 40% for the nine months ended September 30, 2006, as compared to a 0% effective income tax rate for the nine months ended September 30, 2005.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

17.	EARNINGS PER SHARE

Earnings per share (EPS) are as follows (amounts in thousands, except per share data):

	Three Months Ended,
	September 30, 2006			September 30, 2005
		Weighted			Weighted
	Net	Average	Per Share	Net	Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount

Basic EPS	$488	19,731	$.02	$1,182	19,422	$.06

Effect of stock options	0	329		0	195
Effect of convertible notes	0	0		0	0

Diluted EPS	$488	20,060	$.02	$1,182	19,617	$.06

	Nine Months Ended,
	September 30, 2006			September 30, 2005
		Weighted			Weighted
	Net	Average	Per Share	Net	Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount

Basic EPS	$14,684	19,670	$.75	$16,583	17,570	$.94

Effect of stock options	0	342		0	200
Effect of convertible notes	2,156	6,015		4,503	7,528

Diluted EPS	$16,840	26,027	$.65	$21,086	25,298	$.83

The impact of stock options with exercise prices greater than the average market price of the Company’s common shares has been excluded, as the effect would have been antidilutive.

18.	COMPREHENSIVE INCOME (LOSS)

Comprehensive loss for the third quarter of 2006 totaled $(1.4) million compared to comprehensive income of $0.5 million in the third quarter of 2005. Comprehensive loss for the third quarter of 2006 included net income of $0.5 million and unrealized loss on investments of $(1.9) million, while comprehensive income for the third quarter of 2005 included net income of $1.2 million and the effect of foreign currency translation adjustments of $(0.7) million. Comprehensive income for the nine months ended September 30, 2006, was $15.2 million compared to $14.0 million in 2005. Comprehensive income for the nine months ended September 30, 2006, included net income of $14.7 million and unrealized gain on investments of $0.5 million, while comprehensive income for the nine months ended September 30, 2005, included net income of $16.6 million and the effect of foreign currency translation adjustments of $(2.6) million.

19.	STOCK OPTION PLANS

Stock Incentive Plan

The Company adopted the 1993 Stock Incentive Plan to provide grants of stock options as a means of attracting and retaining qualified employees for the Company. There will be no additional issuance of stock options under this plan, as it has expired. Options previously granted are fully vested and expire 10 years from the grant date of the option.

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

Non-Employee Director Stock Option Plan

The Company adopted the 1994 Non-Employee Director Stock Option Plan to provide for grants of stock options as a means of attracting and retaining qualified independent directors for the Company. There will be no additional issuance of stock options under this plan, as it has expired. Options previously granted are fully vested and expire 10 years from the grant date of the option.

2005 Equity Incentive Plan

The Company adopted the 2005 Equity Incentive Plan (the Plan) to provide stock options as a means of attracting and retaining qualified independent directors and employees for the Company. A total of 2.1 million shares are reserved for issuance under the Plan. The exercise price of stock options may not be less than the fair market value of the common stock on the date of the grant. The vesting and term of each option is set by the Board of Directors. In 2005, a total of 890,380 options were granted under this plan. Options granted are fully vested and expire 10 years from the grant date of the option.

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment.” Prior to adopting the provisions of SFAS No. 123(R), the Company applied the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for the plans.

The Company implemented SFAS No. 123(R) using the modified prospective transition method. Under this method, Titan is to recognize share-based compensation for all current awards and for the unvested portion of previous awards based on grant date fair values. No new awards were issued during the first nine months of 2006 and all previous awards were fully vested as of the end of the prior period ended December 31, 2005. Therefore, no share-based compensation expense has been recorded in the first nine months of 2006.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation for periods prior to adopting SFAS No. 123(R) (amounts in thousands, except earnings per share data):

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005

Net income — as reported	$1,182	$16,583
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(387)	(649)

Pro forma net income	$795	$15,934

Earnings per share:
Basic — as reported	$.06	$.94
Basic — pro forma	.04	.91
Diluted — as reported	$.06	$.83
Diluted — pro forma	.04	.81

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

The following is a summary of activity in the stock option plans during the first nine months of 2006:

			Weighted-
			Average	Aggregate
	Shares	Weighted-	Remaining	Intrinsic
	Subject	Average	Contractual	Value(a)
	to Option	Exercise Price	Life	(in 000’s)

Outstanding, December 31, 2005	1,547,510	$13.53
Granted	0	—
Exercised	(246,420)	14.01
Canceled/Expired	(15,260)	16.00

Outstanding, September 30, 2006	1,285,830	$13.41	6.2 years	$6,005

Exercisable, September 30, 2006	1,285,830	$13.41	6.2 years	$6,005

(a)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.

The total intrinsic value of options exercised during the first nine months of 2006 was $0.9 million. Cash received from the exercise of options was $3.5 million for the first nine months of 2006. The tax benefit realized for the tax deductions from options exercised was $0.4 million for the first nine months of 2006.

The Company currently uses treasury shares to satisfy any stock option exercises. At September 30, 2006, the Company had 10.8 million shares in treasury stock.

20.	RECENT DEVELOPMENTS

Termination of Cash Merger Discussions

On October 11, 2005, the Company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc. in a cash merger for $18.00 per share of Titan common stock. On April 12, 2006, Titan and One Equity announced the termination of discussions regarding the proposed cash merger. On April 17, 2006, the Company’s Board of Directors met and thanked the Special Committee, which had been formed to pursue discussions regarding One Equity’s proposed cash merger, for all their efforts expended and agreed that their Special Committee responsibilities have been completed.

21.	LITIGATION

The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse affect on the consolidated financial condition, results of operations or cash flows of the Company. However, due to the difficult nature of predicting future legal claims, the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.

22.	RECENTLY ISSUED ACCOUNTING STANDARDS

Financial Accounting Standards Board Interpretation Number 48

In July 2006, Financial Accounting Standards Board Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” was issued. FIN No. 48 prescribes a recognition

TITAN INTERNATIONAL, INC.

Notes to Consolidated Condensed Financial Statements — (Continued)
(Unaudited)

threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the effect the adoption of this interpretation will have on its consolidated financial position, results of operations and cash flows.

Statement of Financial Accounting Standards Number 157

In September 2006, Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” was issued. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the effect the adoption of this standard will have on its consolidated financial position, results of operations and cash flows.

Statement of Financial Accounting Standards Number 158

In September 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” was issued. This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company is evaluating the effect the adoption of this standard will have on its consolidated financial position, results of operations and cash flows.

Staff Accounting Bulletin Number 108

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 requires that public companies utilize a “dual-approach” when assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The guidance in SAB 108 is effective for annual financial statements for fiscal years ending after November 15, 2006. The Company is evaluating the effect the adoption of this guidance will have on its consolidated financial position, results of operations and cash flows.